Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

VITRUVIAN II WOODFORD, LLC

as Seller

and

SCOOP ACQUISITION COMPANY, LLC

as Buyer

and

GULFPORT ENERGY CORPORATION

as Parent

dated

December 13, 2016

i

4.18	Accredited Investor; Investment Intent	14
4.19	ERISA	15

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER		15
5.1	Organization, Existence and Qualification	15
5.2	Authorization, Approval and Enforceability	15
5.3	No Conflicts	15
5.4	Consents	16
5.5	Bankruptcy	16
5.6	Litigation	16
5.7	Financing	16
5.8	Regulatory	16
5.9	Independent Evaluation	17
5.10	Brokers’ Fees	17
5.11	Accredited Investor	17
5.12	Issuance of Parent Shares	17
5.13	Capitalization	17
5.14	SEC Reports	18
5.15	Investment Company	18
5.16	Nasdaq Listing	18
5.17	Form S-3 Eligibility	19
5.18	Absence of Certain Changes or Events	19

ARTICLE VI
CERTAIN AGREEMENTS		19
6.1	Conduct of Business by Seller	19
6.2	Conduct of Business by Parent.	20
6.3	Governmental Bonds	21
6.4	Required Information	22
6.5	Amendment to Schedules	22
6.6	Government Filings	22
6.7	Parent Share Restriction	23
6.8	Listing of Equity Consideration	23
6.9	Transition Services Agreement.	23

ARTICLE VII
BUYER PARTIES’ CONDITIONS TO CLOSING		23
7.1	Representations	23
7.2	Performance	24
7.3	No Legal Proceedings	24
7.4	Title Defects and Environmental Defects	24
7.5	Closing Deliverables	24
7.6	Government Consents	24

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING		24

8.1	Representations	24
8.2	Performance	24
8.3	No Legal Proceedings	24
8.4	Title Defects and Environmental Defects	25
8.5	Closing Deliverables	25
8.6	Government Consents	25

ARTICLE IX
CLOSING		25
9.1	Date of Closing	25
9.2	Place of Closing	25
9.3	Closing Obligations	25
9.4	Records	27

ARTICLE X
ACCESS/DISCLAIMERS		28
10.1	Access	28
10.2	Confidentiality	30
10.3	Disclaimers	30

ARTICLE XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS		32
11.1	Seller’s Title	32
11.2	Notice of Title Defects; Defect Adjustments	33
11.3	Casualty and Condemnation Loss	38
11.4	Preferential Purchase Rights and Consents to Assign	39

ARTICLE XII
ENVIRONMENTAL MATTERS		41
12.1	Notice of Environmental Defects	41
12.2	NORM, Asbestos, Wastes and Other Substances	44

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL		45
13.1	Assumption by Buyer	45
13.2	Indemnities of Seller	45
13.3	Indemnities of Buyer	46
13.4	Limitation on Liability	46
13.5	Express Negligence	47
13.6	Exclusive Remedy	47
13.7	Indemnification Procedures	48
13.8	Survival	49
13.9	Waiver of Right to Rescission	50
13.10	Insurance	50
13.11	Non-Compensatory Damages	50
13.12	Disclaimer of Application of Anti-Indemnity Statutes	51

ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES		51
14.1	Right of Termination	51
14.2	Effect of Termination	51
14.3	Return of Documentation and Confidentiality	52

ARTICLE XV
MISCELLANEOUS		53
15.1	Appendices, Exhibits and Schedules	53
15.2	Expenses and Taxes	53
15.3	Assignment	55
15.4	Preparation of Agreement	55
15.5	Publicity	55
15.6	Notices	56
15.7	Further Cooperation	57
15.8	Filings, Notices and Certain Governmental Approvals	57
15.9	Entire Agreement; Conflicts	57
15.10	Parties in Interest	58
15.11	Amendment	58
15.12	Waiver; Rights Cumulative	58
15.13	Governing Law; Jurisdiction	58
15.14	Severability	59
15.15	Removal of Name	59
15.16	Counterparts	59
15.17	Like-Kind Exchange	59

LIST OF EXHIBITS AND SCHEDULES

Annex I	—	Defined Terms

Exhibit A-1	—	Leases
Exhibit A-2	—	Fee Minerals
Exhibit A-3	—	Surface Fee Interests
Exhibit A-4	—	Production Office
Exhibit B	—	Wells
Exhibit C	—	Excluded Assets
Exhibit D	—	Form of Assignment and Bill of Sale
Exhibit E	—	Form of Mineral Deed
Exhibit F	—	Form of Surface Deed
Exhibit G	—	Form of Assignment and Assumption Agreement
Exhibit H	—	Form of Registration Rights Agreement

Schedule 3.3	—	Pre-Paid Operating Costs
Schedule 3.9	—	Allocated Values
Schedule 3.10	—	Allocation for Imbalances
Schedule 4.4	—	Consents
Schedule 4.7	—	Litigation
Schedule 4.8	—	Material Contracts
Schedule 4.9	—	Violation of Laws
Schedule 4.10	—	Preferential Purchase Rights
Schedule 4.11	—	Royalties, Etc.
Schedule 4.12	—	Imbalances
Schedule 4.13	—	Current Commitments
Schedule 4.14	—	Asset Taxes
Schedule 4.15	—	Force Pooling
Schedule 4.16	—	Non-Consent Operations
Schedule 4.17	—	Notices of Violations
Schedule 6.1	—	Conduct of Business
Schedule 6.2	—	Conduct of Business by Parent
Schedule 6.3	—	Governmental Bonds

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of the 13th day of December, 2016 (the “Execution Date”), and is between (i) Vitruvian II Woodford, LLC, a Delaware limited liability company (“Seller”), (ii) SCOOP Acquisition Company, LLC, a Delaware limited liability company (“Buyer”) and (iii) Gulfport Energy Corporation, a Delaware corporation (“Parent”, and, together with Buyer, “Buyer Parties” and each a “Buyer Party”). Seller, Buyer and Parent are each referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

Seller desires to sell and assign, and Buyer desires to purchase, all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and Parent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in Annex I, unless the context otherwise requires.

1.2 References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. References in this Agreement to any agreement, including this Agreement, refer to such agreement as it may be amended, supplemented or otherwise modified from time to time. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase, as of the Effective Time, all of Seller’s right, title and interest in and to the assets described in Section 2.1(a) through Section 2.1(l) below (such right, title and interest, less and except the Excluded Assets, collectively, the “Assets”):

(a) the oil and gas leases of Seller described on Exhibit A-1 and any other oil, gas, and mineral leases and subleases, royalties, overriding royalties, net profits interests and carried interests (to the extent relating to such leasehold), and, without limiting the foregoing, the other rights (of whatever character, whether legal or equitable, and whether vested or contingent) to the Hydrocarbons in, on, under, and that may be produced therefrom and the lands described therein, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases and/or on Exhibit A-1 (Seller’s interest in such leases, the “Leases”);

(b) all rights and interests in, under or derived from all unitization, communitization and pooling agreements, declarations and orders (including statutory forced pooling agreements, declarations and orders) in effect with respect to any of the Leases and the units created thereby (Seller’s interest in such units, the “Units”);

(c) the wells set forth on Exhibit B (Seller’s interest in such wells, the “Wells”) and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time; all Hydrocarbons in storage or existing in pipelines, plants and/or tanks (including inventory) as of the Effective Time (whether produced before or after the Effective Time); and all Hydrocarbons attributable to Seller’s right to make up underproduction;

(d) the fee mineral interests described on Exhibit A-2 (the “Fee Minerals”);

(e) the surface estate in and covering each tract of land described on Exhibit A-3 and all improvements, fixtures, facilities and appurtenances located thereon or relating thereto (including all field offices located thereon and described on Exhibit A-3) (the “Surface Fee Interests”);

(f) the real property lease related to the production office located in Lindsay, Oklahoma and described on Exhibit A-4 and all vehicles and inventory located thereon and described on Exhibit A-4 (the “Production Office”);

(g) to the extent that they may be assigned, subject to Section 11.4(b)(iv), all Applicable Contracts and all rights thereunder;

(h) to the extent that they may be assigned, subject to Section 11.4(b)(iv), all permits, licenses, servitudes, easements and rights-of-way to the extent used or held for use in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets;

(i) all equipment, machinery, fixtures and other personal, movable and mixed property, operational and nonoperational, used or held for use in connection with the Wells, Leases, Units or other Assets, including pipelines, gathering systems, manifolds, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, pads, structures, materials and other items used or held for use in the operation thereof, in each case, regardless of the location thereof (collectively, the “Personal Property”);

(j) except to the extent transfer thereof is subject to a fee payable to a Third Party (other than an Affiliate of Seller) that Buyer has not agreed in writing to pay or a consent that has not been obtained, all geological or geophysical information or seismic data related to Leases or Wells which is owned by or on behalf of Seller or its Affiliates and any geological or geophysical information or seismic data related to the Leases or Wells licensed from Third Parties (collectively, the “Seismic Data”).

(k) all Imbalances relating to the Assets; and

(l) the following, to the extent relating to Seller’s ownership and operation of the Assets and in Seller’s or its Affiliates’ possession or control (collectively the “Records”): all title records; title opinions; well logs; well tests; well files; mud logs; directional surveys; core reports; daily drilling records; machinery and equipment maintenance files; health, environmental and safety information and records; production and accounting records in Excel format reflecting current ownership decks, well master files, division of interest files, Working Interest owner name and address files, revenue and joint interest billing account information; and other lease files, land files, and contract files.

2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses. Subject to Section 3.7(b), Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible (by payment, through the adjustments to the Cash Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to Section 3.7(b), and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Cash Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time. “Operating Expenses” means all operating expenses (including costs of insurance) and all capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating or unit agreement, if any, but excluding Liabilities attributable to (A) personal injury or death attributable to the ownership of, or Seller’s, its Affiliate’s or a Third

Party’s operation of the Assets; (B) disposal of Hazardous Substances off-site of the Assets; (C) obligations with respect to Imbalances; (D) obligations with respect to Environmental Conditions, Environmental Defects and Liabilities imposed under Environmental Laws with respect to the Assets; (E) Asset Taxes, Income Taxes or Transfer Taxes; or (F) actions taken by Seller to cure any Title Defect, Environmental Condition or Environmental Defect under Article XI or Article XII. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3. For the purposes of this Section 2.3 and Article III, surface or facility use or sharing fees, insurance premiums, and other Operating Expenses that are paid periodically shall be prorated based on the number of days in the applicable period falling before the Effective Time, or on or after the Effective Time.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The purchase price for (a) the transfer of the Assets and the transactions contemplated hereby and (b) the assumption by Buyer of the Assumed Obligations shall be One Billion Eight Hundred Fifty Million and No/100 Dollars ($1,850,000,000.00) (the “Purchase Price”). The Purchase Price consists of (i) One Billion Three Hundred Fifty Million and No/100 Dollars ($1,350,000,000.00) in cash or other immediately available funds (the “Cash Purchase Price”), and (ii) Eighteen Million Eight Hundred Thirty Two Thousand and Eight Hundred Fifty Three (18,832,853) shares (the “Equity Consideration”) of Parent Common Stock (the “Parent Shares”). Notwithstanding the foregoing, to the extent that Parent sells Parent Common Stock after the date hereof for net proceeds to the Company of less than $26.55 per share (such lesser amount being the “Lowest Market Price”), the number of shares issued pursuant to this Section 3.1 shall equal $500,000,000 divided by the Lowest Market Price; provided, however, that the total number of shares to be issued to Seller shall in no event exceed 19.9% of the outstanding shares of Parent Common Stock immediately prior to the Closing Date. The Cash Purchase Price (and resulting Purchase Price) shall be subject to adjustment both prior to, and after, Closing as set forth herein. The Parent Shares issued to Seller at the Closing shall be subject to adjustment in the event of stock split, combination, re-classification, recapitalization, exchange, stock dividend, or other distribution payable in Parent Common Stock with respect to shares of Parent Common Stock that occurs prior to Closing and shall be issued in the name of Seller.

3.2 Deposit. Within two (2) Business Days of the execution of this Agreement, Parent has deposited by wire transfer in same day funds into an account (the “Escrow Account”) with U.S. Bank National Association (the “Escrow Agent”) the sum of One Hundred Eighty Five Million and No/100 Dollars ($185,000,000.00), to be held, invested, and disbursed in accordance with the terms of this Agreement and an escrow agreement (the “Escrow Agreement”) of even date herewith (such amount, excluding any interest earned thereon, the “Deposit”). The Deposit shall be handled in accordance with Sections 3.6 and 14.2. Parent agrees that it is a party to the Escrow Agreement for the benefit of Buyer and that any rights it has pursuant to the Escrow Agreement and the deposits made into the Escrow Account are held by Parent for the benefit of Buyer, to be exercised solely in accordance with the terms and conditions of this Agreement. Without limiting the foregoing, Parent agrees to give any and all instructions required to be given to the Escrow Agent by Parent or Buyer pursuant to the trms of this Agreement.

3.3 Adjustments to Cash Purchase Price. The Cash Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Cash Purchase Price”:

(a) The Cash Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to the value of all merchantable Hydrocarbons attributable to the Assets in storage or existing in pipelines, plants and/or tanks (including inventory, and linefill valued at one million six hundred thousand dollars ($1,600,000), but excluding basic sediment and water, tank bottoms, and other linefill or line pack Hydrocarbons) and upstream of the pipeline connection or upstream of the sales meter as of the Effective Time, the value to be based upon the actual sales price therefor to a Third Party, less Burdens on such production;

(ii) an amount equal to all Operating Expenses (excluding, for the avoidance of doubt, any Asset Taxes, Income Taxes and Transfer Taxes) paid by or on behalf of Seller that are attributable to the Assets and are incurred during the period following the Effective Time, whether paid before (but only to the extent set forth on Schedule 3.3) or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the period following the Effective Time and (B) Burdens, but excluding, without limitation, lease bonuses, rental payments, and similar payments paid prior to the Effective Time;

(iii) the portion of the Overhead Costs attributable to the Assets that are incurred from and after the Effective Time up to the Closing Date;

(iv) the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but paid or otherwise economically borne by Seller;

(v) subject to Section 3.10, and without limiting Buyer’s rights with respect to Section 4.12, an amount equal to $3,548,768 as complete and final settlement of all Well Imbalances attributable to the Assets;

(vi) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(b) The Cash Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to all proceeds actually received by or on behalf of Seller attributable to the sale of Hydrocarbons (1) produced from or allocable to the Assets during the period from and following the Effective Time or (2) contained in storage or existing in pipelines, plants and/or tanks (including inventory) as of the Effective Time for which an upward adjustment to the Cash Purchase Price was made pursuant to Section 3.3(a)(i), in each case, less Burdens (other than Operating Expenses and other expenses taken into account pursuant to Section 3.3(a), Asset Taxes, Income Taxes and Transfer Taxes) directly incurred in earning or receiving such proceeds, and any other income earned with respect to the Assets and attributable to periods from and after the Effective Time (excluding the effects of any Hedge Contract);

(ii) an amount determined under Section 11.2(d)(i) with respect to Title Defects, if applicable;

(iii) an amount determined under Section 12.1(c)(i) with respect to Environmental Defects, if applicable;

(iv) the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.4(a)(i), Section 11.4(b)(i) or Section 12.1(c)(ii);

(v) the amount of all Asset Taxes allocated to Seller in accordance with Section 15.2 but paid or otherwise economically borne by Buyer;

(vi) an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller or its Affiliates in suspense as of the Closing Date;

(vii) an amount equal to all Third Party cash call payments, revenues, and other prepaid amounts held by or on behalf of Seller or its Affiliates with respect to the ownership or operation of the Assets from and after the Effective Time, to the extent that such amounts are not transferred to such Third Party prior to Closing or to Buyer’s exclusive possession and control at Closing; and

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

3.4 Adjustment Methodology. When available, actual figures will be used for the adjustments to the Cash Purchase Price at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.8. For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.3 and Section 3.3, (i) liquid Hydrocarbons shall be deemed to be “produced from or allocable to” the Assets when they are produced into the tank batteries related to each Well, and (ii) gaseous Hydrocarbons shall be deemed “produced from or allocable to” the Assets when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are gathered or transported from the applicable Well. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings are not available.

3.5 Preliminary Settlement Statement. Not less than five (5) Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Cash Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as required by Section 3.1 and Section 9.3(e). Within two (2) Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes, with explanation therefor, that Buyer proposes to be made to the Preliminary Settlement Statement. The Parties shall in good faith attempt to agree on the

Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Cash Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Cash Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.5, other than with respect to adjustments to the Purchase Price pursuant to Section 3.3(b)(ii), 3.3(b)(iii), 3.3(b)(iv).

3.6 Escrow.

(a) At Closing, (i) the Indemnity Escrow shall be deposited with the Escrow Agent into the Escrow Account and shall be maintained in the Escrow Account until the end of the Survival Period and so long thereafter as may be required to resolve any claims asserted by Buyer in accordance with the procedure set forth in Section 3.6(b) (the “Escrow Maintenance Period”); provided, however, that the Indemnity Escrow may be released, in whole or in part, from time to time or replaced by Seller with cash, in each case in accordance with Sections 3.6(b), (c), and (d).

(b) Concurrently with notice to Seller specifying in reasonable details the basis therefor, Buyer may, prior to the end of the Survival Period, give written notice to the Escrow Agent of any amounts, including any claim for indemnification under Section 13.2, to which Buyer is entitled from Seller hereunder. To the extent that it is finally determined that Buyer is entitled to any such amount, and such claim is not satisfied by Seller within five (5) Business Days of such final determination, the Parties shall cause the Escrow Agent to distribute, without offset or counterclaim, such amount to Buyer from the Indemnity Escrow using the VWAP Price, which distribution shall satisfy such claim only up to the amount so distributed to Buyer. Subject to the foregoing, any such notice or distribution shall not constitute an election of remedies or relieve the obligations of any Party hereunder.

(c) On a date that is six (6) months after the Closing Date, the Parties shall cause the Escrow Agent to disburse a portion of the Indemnity Escrow equal to the positive difference (if any) between sixty-six percent (66%) of the then-current amount of the Indemnity Escrow (valued based on the VWAP Price), minus the aggregate amount of all unresolved claims made by Buyer as of such date pursuant to Section 3.6(b); provided, however, that in no event shall any such distribution cause the value of the Indemnity Escrow, based on the VWAP Price to be less than Parent Shares worth, and/or, if applicable, cash equal to, ninety two million dollars ($92,000,000). On and after the end of the Survival Period, and, from time to time upon final determination of any claim made by Buyer pursuant to Section 3.6(b), the Parties shall cause the Escrow Agent to disburse a portion of the Indemnity Escrow equal to the positive difference (if any) between then-current amount of the Indemnity Escrow, minus the aggregate amount of all unresolved claims made by Buyer pursuant to Section 3.6(b).

(d) Seller shall have an option exercisable from time to time (but not to exceed three instances) to replace all or any portion of the Parent Shares being held as the Indemnity Escrow with cash equal to the VWAP Price of such Parent Shares, and at such time such Parent Shares shall be released from escrow to Seller and such cash shall become the “Indemnity Escrow” (or part of it as applicable). Following any such replacement, notwithstanding anything in this Agreement to the contrary, the VWAP Price shall no longer be relevant to addressing claims relating to the Indemnity Escrow to the extent settled in cash. Seller shall bear, and pay as and when due, all costs, fees, and expenses of the Escrow Agent in connection with any such replacement. If the Indemnity Escrow consists of cash and Parent Shares, claims, if any, shall be satisfied out of cash or Parent Shares, as elected by Seller, and the disbursements contemplated by Section 3.6(c) shall be made in cash or Parent Shares, as elected by Seller.

(e) Notwithstanding the foregoing, any amount funded into the Escrow Account in connection with Title Defects or Environmental Defects pursuant to Article XI or Article XII, respectively, shall be retained in the Escrow Account until all disputes relating to the Title Defects or Environmental Defects with respect to which such amount was funded have been resolved and, if Seller has elected to cure such Title Defect or Environmental Defect, the Cure Period has elapsed. Any such amount shall be disbursed from the Escrow Account to the Party entitled thereto in accordance with Article XI with respect to Title Defects and Article XII with respect to Environmental Defects.

(f) The Parties shall issue such joint written notices, and otherwise take such actions, as may be reasonably necessary from time to time to cause the Escrow Agent to distribute amounts in the Escrow Account in accordance with this Section 3.6.

3.7 Final Settlement Statement.

(a) On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Cash Purchase Price and shows the resulting final Cash Purchase Price (the “Final Cash Purchase Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Other than with respect to adjustments to the Purchase Price pursuant to Sections 3.3(b)(ii), (iii), and (iv) and, without limiting Section 15.2(d), any changes not so specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 15.2(d), be final and binding on the Parties and not subject to further audit or arbitration, in each case, other than with respect to adjustments to the Purchase Price pursuant to Sections 3.3(b)(ii), (iii), and (iv). If the Final Cash Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Cash Purchase Price, shall, without limiting Section 15.2(d), be final and binding on the Parties hereto. Any difference in the Adjusted Purchase

Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Cash Purchase Price shall be paid by the owing Party to the owed Party within ten (10) days after final determination of such owed amounts in accordance herewith. All amounts to be paid pursuant to this Section 3.7 shall be delivered in United States currency and shall bear interest at five (5) percent from the Closing until paid by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b) Subject to matters for which a Party has an indemnity obligation pursuant to Article XIII and any other adjustments to the Purchase Price that remain outstanding pursuant to Sections 3.3(b)(ii), (iii), and (iv), and subject to Section 13.2(h), the Final Settlement Statement shall be the final accounting for any and all revenues, proceeds and Operating Expenses, and there shall be no adjustment for any revenues, proceeds or Operating Expenses between the Parties following the Final Settlement Statement.

3.8 Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice (if any), each of Buyer and Seller shall, within fifteen (15) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute and submit such summaries to the Houston, Texas office of Ernst & Young LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision with respect to the matters addressed in the Dispute Notice, provided that, in rendering its decision, the Accounting Arbitrator shall be bound by the terms of this Agreement; shall not award less than the amount claimed in Seller’s position or more than the amount claimed in Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific matters raised in a Dispute Notice and may not award damages or penalties to any Party with respect to any matter. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

3.9 Allocated Values. Buyer and Seller agree that the Purchase Price (as adjusted herein) shall be allocated among the Assets as set forth in Schedule 3.9 to this Agreement (the “Allocated Values”). The Allocated Value for any Asset shall be increased or decreased, as applicable, by a share of each adjustment to the Purchase Price under Sections 3.3(a)(i) - (v) and 3.3(b)(i), (v), (vi) and (vii). The share of each adjustment allocated to a particular Asset shall be obtained by allocating that adjustment among the various Assets on a pro-rata basis in proportion to the portion of the unadjusted Purchase Price allocated to each such Asset on Schedule 3.9. Buyer and Seller agree that such allocation is reasonable and shall not take any position inconsistent therewith, including in notices to Preferential Purchase Right holders.

3.10 Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.12, then the Cash Purchase Price shall be further adjusted at Closing pursuant to the methodology set forth on Schedule 3.10, and Schedule 4.12 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Cash Purchase Price is so adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters specifically listed or disclosed in the Schedules to this Agreement, Seller represents and warrants to Buyer Parties the following:

4.1 Organization, Existence and Qualification. Seller is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2 Authorization, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party, when executed and delivered by Seller, will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflicts. Assuming, for the purposes of clause (b) of this Section 4.3, the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Applicable Contract to which Seller is a party or by which Seller or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

4.4 Consents. Except (a) as set forth in Schedule 4.4, (b) for Customary Post-Closing Consents, (c) under Contracts for the purchase, sale, gathering, or transportation of Hydrocarbons from the Assets that are terminable upon not greater than sixty (60) days’ notice without payment of any fee, (d) for Preferential Purchase Rights and (e) for any consents required under the HSR Act, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

4.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.

4.6 Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.7 Litigation. Except as set forth in Schedule 4.7, there is no suit, action, litigation or arbitration before any Governmental Authority pending or, to Seller’s Knowledge, threatened in writing against Seller or the Assets operated by Seller or its Affiliates or, to Seller’s Knowledge, the Assets operated by any Third Party or that could reasonably be expected to materially impair or materially delay Seller’s ability to perform its obligations under this Agreement.

4.8 Material Contracts.

(a) Except for Contracts entered into in accordance with Section 6.1, Schedule 4.8 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”) as of the Execution Date:

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any facilities use or Hydrocarbon purchase and sale, transportation, processing or similar Applicable Contract that is not terminable without penalty upon sixty (60) days’ or less notice or contains minimum throughput obligations, demand charges, or acreage dedications;

(iv) any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that can reasonably be expected to result in aggregate payments by Seller during the current or any subsequent calendar year or that would be binding on the Assets or Buyer’s ownership or operation thereof after Closing;

(v) any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $50,000;

(vi) any farmout agreement, participation agreement, exploration agreement, purchase and sale agreement (limited, however, to those purchase and sale agreements pursuant to which Seller or its successor has an active obligation to sell all or a portion of the Assets), development agreement or similar Applicable Contract;

(vii) any joint operating agreement or unit operating agreement; and

(viii) any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing.

(b) Except as set forth in Schedule 4.8 and except for such matters that would not have a Material Adverse Effect, there exists no default under any Material Contract by Seller, its Affiliate, or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Seller, its Affiliate, or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. Neither Seller nor its Affiliate has not received any written notice from a Third Party of the exercise of any premature termination, price redetermination, market-out or curtailment provision under any Material Contract.

(c) Prior to the Execution Date, Seller has made available to Buyer and its representatives true and complete copies of each Material Contract and all amendments and modifications thereto.

4.9 No Violation of Laws. Except as set forth in Schedule 4.9, neither Seller, its Affiliate, nor, to Seller’s Knowledge, any applicable Third Party operator is in material violation of any applicable Laws with respect to its ownership and operation of the Assets. For the avoidance of doubt, this Section 4.9 does not include any matters with respect to Environmental Laws or Laws related to Taxes, which shall be exclusively addressed in Section 4.17, Article XII and Section 4.14, respectively.

4.10 Preferential Purchase Rights. Except as set forth in Schedule 4.10, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.11 Royalties, Etc. Except for such items that are being held in suspense for which the Cash Purchase Price is adjusted pursuant to Section 3.3(b)(vi) or being held in suspense by any Third Party operator, and except as set forth on Schedule 4.11, Seller and/or its Affiliate (and, to Seller’s Knowledge, any applicable Third Party operator) has paid all material Burdens with respect to the Assets, or if not paid, is contesting such Burdens in good faith in the normal course of business as set forth in Schedule 4.11. Schedule 4.11 contains a correct and complete list of all Leases operated by Seller or its Affiliates which (a) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, or (b) will expire, terminate, or otherwise be materially impaired absent actions by or on behalf of Seller or its successor in interest (other than continued production in paying quantities) on or before a date that is ninety (90) days after the Closing Date. Seller is, and, to Seller’s Knowledge, all applicable Third Party operators are, in material compliance with the terms of all of the Leases.

4.12 Imbalances. Schedule 4.12 sets forth all material Imbalances associated with the Assets as of the Effective Time. Seller has not received or given any notice under a gas balancing, lifting or similar agreement or procedure that an Imbalance constitutes all of a Person’s share of ultimately recoverable reserves in any balancing area.

4.13 Current Commitments. Schedule 4.13 sets forth, as of the Execution Date, all Seller-approved authorizations for expenditure and other approved capital commitments, individually in excess of $350,000 net to Seller’s applicable interest (the “AFEs”), relating to the Assets for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

4.14 Asset Taxes. Except as set forth in Schedule 4.14, (a) all material Asset Taxes that have become due and payable have been properly paid, (b) all material Tax Returns with respect to Asset Taxes required to be filed have been timely filed and such Tax Returns are true and correct in all material respects, (c) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, (d) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Tax, (e) there are no audits, litigation or other administrative or judicial proceedings pending or, to Seller’s Knowledge, threatened in writing, against any of the Assets or against Seller with respect to the Assets, by any Governmental Authority with respect to Asset Taxes, (f) there are no Encumbrances for Taxes on any of the Assets except for Taxes not yet due, (g) Seller has complied with all escheat or unclaimed property laws with respect to funds or property received in connection with the operation of the Assets by Seller, and (h) Seller (or, if Seller is classified as an entity disregarded as separate from another Person, then such Person) is not a foreign person within the meaning of Section 1445 of the Code.

4.15 Wells. There is no well operated by Seller on the Assets (a) with respect to which there is an order from a Governmental Authority requiring that such well be plugged and abandoned or (b) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that has not been plugged and abandoned in accordance with applicable Law. To Seller’s Knowledge, there are no Wells or Personal Property on the Assets that have been plugged and abandoned or Decommissioned in a manner that does not comply with applicable Laws. All Wells drilled by Seller or its Affiliates have been, and Seller has no Knowledge that any Well drilled by a Third Party operator has not been, drilled and completed at legal locations and within the limits permitted by the relevant Leases, Applicable Contracts, and pooling or unit agreements or orders. All currently producing Wells and material Personal Property operated by Seller or its Affiliates are in, and Seller has no Knowledge that any Well or any material Personal Property operated by a Third Party are not in, an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted. As of the Execution Date, except as set forth on Schedule 4.15, there are no force pooling applications that Seller has received written certified notice of pending with respect to Assets operated by Third Parties before the Oklahoma Corporation Commission.

4.16 Non-Consent Operations. Except as set forth on Schedule 4.16, Seller has not elected not to participate in any operation or activity proposed with respect to the Assets which could result in any of Seller’s interest in such Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity. Schedule 4.16 contains a complete and accurate list of the status of any payout balances maintained by Seller or its Affiliates for each Asset which is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Asset, as of the dates shown on such schedule with respect to such Asset.

4.17 Notices of Violation. Except as shown on Schedule 4.17:

(a) neither Seller, its Affiliate, nor, to Seller’s Knowledge, the operator of any Asset, has received a written notice from any applicable Governmental Authority of any condition on or with respect to such Asset which would constitute a material violation of, or require a material remediation under, Environmental Laws, and to Seller’s Knowledge, no such condition exists;

(b) Seller or its Affiliates has, and Seller has no Knowledge that a Third Party operator does not have, all material permits, licenses, approvals, consents, certificates and other authorizations currently required by Environmental Laws or by any Governmental Authority or third Person with respect to the operation of the Assets by Seller; and

(c) Neither Seller, its Affiliate, nor, to Seller’s Knowledge, any Third Party operator has entered into written agreements, consents, orders, decrees, judgments, licenses, or permit conditions with any Governmental Authority that relate to the future use of any Asset and that require material Remediation or materially restrict or curtail further operation of the Assets.

4.18 Accredited Investor; Investment Intent. Seller is (a) an experienced and knowledgeable investor, (b) able to bear the economic risks of its acquisition and ownership of the Parent Shares, and (c) is capable of evaluating (and has evaluated) the merits and risks of investing in the Parent Shares and its acquisition and ownership thereof. Seller is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and is acquiring the Parent Shares for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder or any other securities Laws. Seller acknowledges and understands that (a) the acquisition of the Parent Shares has not been registered under the Securities Act in reliance on an exemption therefrom and (b) that the Parent Shares will, upon its acquisition by Seller, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

4.19 ERISA. Neither Seller nor any of its subsidiaries maintains, contributes to, is required to contribute to, or has any liability with respect to a plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, within the six (6) years preceding the Closing Date, neither Seller nor any of its subsidiaries have sponsored, maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA. There are no existing, or, to Seller’s Knowledge, potential future, Liabilities, liens or Encumbrances on the Assets arising under Title IV of ERISA and no facts exist that would reasonably be expected to result in the imposition of a Liability, lien or Encumbrance on the Assets that may arise under Title IV of ERISA.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer Parties represent and warrant to Seller the following:

5.1 Organization, Existence and Qualification. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate its property and to carry on its business as now conducted. Parent is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own and operate its property and to carry on its business as now conducted. Each Buyer Party is duly licensed or qualified to do business as a foreign corporation or limited liability company, as applicable, in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not reasonably be expected to have a material adverse effect (a) on the financial condition, business or results of operations of such Buyer Party and its subsidiaries, taken as a whole or (b) upon the ability of such Buyer Party to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.2 Authorization, Approval and Enforceability. Each Buyer Party has all requisite corporate power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by such Buyer Party of this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized and approved by all necessary limited liability company or corporate, as applicable, action on the part of such Buyer Party. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which such Buyer Party is a party, when executed and delivered by such Buyer Party, will be, the valid and binding obligations of such Buyer Party and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 No Conflicts.

(a) The execution, delivery and performance by each Buyer Party of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of such Buyer Party, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which such Buyer Party is a party or by which such Buyer Party or any of its property may be bound or (c) violate any Law applicable to such Buyer Party or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the ability of such Buyer Party to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(b) The transactions contemplated hereby (including the issuance of Parent Common Stock to Seller as Equity Consideration) do not require any vote of the stockholders of Buyer under applicable Law, the rules and regulations of the NASDAQ or the organizational or other governing documents of each Buyer Party.

5.4 Consents. Excluding consents from Third Parties required to transfer the Assets to Buyer at Closing and any consents required under the HSR Act, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, (in each case) that any Buyer Party is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by such Buyer Party.

5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by Buyer or, to Buyer’s Knowledge, threatened in writing against a Buyer Party or any subsidiary of a Buyer Party. Neither Buyer Party is insolvent.

5.6 Litigation. As of the Execution Date, there is no investigation, lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Buyer’s Knowledge, threatened in writing against a Buyer Party or any of its subsidiaries that has or would have an adverse effect upon the ability of such Buyer Party to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.7 Financing. Buyer Parties have immediately available cash in an amount sufficient to pay the Deposit upon Buyer Parties’ execution of this Agreement, and shall have at Closing immediately available cash in an amount sufficient to pay the Adjusted Cash Purchase Price.

5.8 Regulatory. At Closing, Buyer will be qualified per applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator, in each case except where such failure to do so would not reasonably be expected to have a material adverse effect upon the ability of such Buyer Party to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. To the extent required by any applicable Laws, Buyer will at or prior to Closing have obtained such lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets and will have filed such reports required for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation, in each case except where such failure to do so would not reasonably be expected to have a material adverse effect upon the ability of such Buyer Party to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.9 Independent Evaluation. Each Buyer Party (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Assets, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Assets, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each Buyer Party (i) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller, and (ii) has satisfied itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.

5.10 Brokers’ Fees. None of Buyer, Parent, or their respective Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any of Seller’s Affiliates has or shall have any responsibility.

5.11 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

5.12 Issuance of Parent Shares. The issuance of the Parent Shares pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Parent Shares will have been validly issued, fully paid, non-assessable and issued without application of preemptive rights, will have the rights, preferences and privileges specified in Parent’s Amended and Restated Certificate of Incorporation, as amended, and will be free and clear of all liens and restrictions, other than the restrictions imposed by this Agreement and applicable securities laws.

5.13 Capitalization. As of December 8, 2016, the authorized capital stock of Parent consisted solely of (a) 200,000,000 shares of Parent Common Stock, of which 125,453,243 shares were issued and outstanding, and (b) 5,000,000 shares of preferred stock, par value $0.01 per share, no shares of which were issued and outstanding. No other class of capital stock of Parent is authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in the Parent SEC Reports, there are no (i) securities convertible into or exchangeable or exercisable for shares of Parent capital stock, (ii) subscriptions, options, warrants, calls, rights, convertible securities or other contracts, agreements or commitments of any kind or character obligating Parent to issue, transfer or sell any of its capital stock, (iii) any equity equivalents or any agreements, arrangements or understandings granting any person any rights in Parent similar to capital stock. There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent capital stock. All securities of Parent have been issued in compliance with all applicable state and federal securities laws. Parent has, and at Closing will have, sufficient authorized shares of Parent Common Stock to enable it to issue the Parent Shares at Closing.

5.14 SEC Reports. Parent has filed and made available to Seller via EDGAR all forms, reports and other documents publicly filed by Parent with the Securities and Exchange Commission under the Securities Act or the Exchange Act, since January 1, 2015. All such forms, reports and other documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (including those that Parent may file after the Execution Date and prior to the Closing Date) are referred to herein as the “Parent SEC Reports.” The Parent SEC Reports (a) were filed on a timely basis, (b) comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder and (c) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements included in the Parent SEC Reports (x) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission with respect thereto, (y) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Securities and Exchange Commission), and (z) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

5.15 Investment Company. Neither Buyer nor Parent is an entity required to register as an investment company or a company controlled by an entity required to register as an investment company within the meaning of the Investment Company Act of 1940, as amended.

5.16 Nasdaq Listing. The Parent Common Stock is listed on the NASDAQ Global Select Market, and Parent has not received any notice of delisting. Subject to the filing of a supplemental listing application with the NASDAQ Global Select Market, the issuance and sale of the Parent Shares does not contravene the NASDAQ Global Select Market rules and regulations. There is no suit, action, proceeding or investigation pending or, to each Buyer Party’s Knowledge, threatened against either Buyer Party by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or prohibit or terminate the listing of Parent Common Stock on the NASDAQ. Parent has taken no action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.

5.17 Form S-3 Eligibility. As of the Execution Date, (a) Parent is eligible to register the resale of the Parent Shares for resale by Seller under Form S-3 promulgated under the Securities Act and (b) is a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act.

5.18 Absence of Certain Changes or Events. Since September 30, 2016, there has not been any event, change, effect or development that, individually or in the aggregate, would be reasonably likely to have a Parent Material Adverse Effect.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Conduct of Business by Seller.

(a) Except (w) as set forth in Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, (y) for actions taken in connection with emergency situations constituting an immediate threat to health, safety or the environment or reasonably necessary to avoid the imminent termination of a lease capable of producing in paying quantities, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date and until Closing:

(i) maintain, and if Seller is the operator thereof, operate, the Assets in the usual, regular and ordinary manner consistent with its past practice;

(ii) maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(iii) use reasonable efforts to maintain all Leases in full force and effect;

(iv) use reasonable efforts to maintain in full force and effect all material permits and authorizations granted by a Government Authority with respect to the Assets.

(b) Except (w) as set forth in Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, (y) for actions taken in connection with emergency situations constituting an immediate threat to health, safety or the environment or reasonably necessary to avoid the imminent termination of a lease capable of producing in paying quantities, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date and until Closing:

(i) not propose any operation reasonably expected to cost Seller in excess of $350,000;

(ii) not consent to, or elect not to participate in, any operation proposed by a Third Party that is reasonably expected to cost Seller in excess of $350,000;

(iii) not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 4.8, or terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend or change the terms of any Material Contract;

(iv) not transfer, sell, mortgage, pledge or dispose of, or otherwise encumber or alienate in any way, any portion of the Assets other than (A) the transfer, sale and/or disposal of Hydrocarbons in the ordinary course of business, (B) sales of equipment that is no longer necessary or desirable in the operation of the Assets or for which replacement equipment of comparable or better quality has been obtained, (C) disposals of Assets where the consideration is less than $200,000 per disposal or $500,000 in the aggregate for all such disposals and (E) Permitted Encumbrances;

(v) not reduce or terminate existing insurance or make an election to be excluded from coverages provided by a Third Party operator for the joint account under any joint operating or unit operating agreement;

(vi) not settle, waive, or compromise any suit, claim, arbitration, or other proceeding against the Seller involving the Assets, other than any such claims (or series of related claims) seeking solely monetary damages of less than $200,000 in the aggregate; and

(vii) not commit to do any of the foregoing or take any action (or fail to take any action) that would cause Seller to breach Section 6.1(a), subject to the standards and exceptions set forth therein.

(c) Buyer Parties acknowledge that Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer Parties agree that the acts or omissions of any other Working Interest owner (including any operator) or any other Person who is not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.

6.2 Conduct of Business by Parent.

(a) Except (x) as set forth in Schedule 6.2 or (y) as expressly contemplated by this Agreement or as expressly consented to in writing by Seller (which consent shall not be unreasonably delayed, withheld or conditioned), Parent shall, from and after the Execution Date and until Closing, conduct Parent’s businesses in the usual, regular and ordinary manner consistent with its past practice.

(b) Except (x) as set forth in Schedule 6.2 or (y) as expressly contemplated by this Agreement or as expressly consented to in writing by Seller (which consent shall not be unreasonably delayed, withheld or conditioned), Parent shall, from and after the Execution Date and until Closing:

(i) not (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its subsidiaries, except for dividends and distributions (1) by a direct or indirect subsidiary of Parent to Parent or a direct or indirect subsidiary of Parent or (2) pursuant to the organizational or other governing documents of Parent or its subsidiaries as in effect on the date hereof, (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its subsidiaries, or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated by any Parent Stock Plan or employment agreement of Parent in each case existing as of the date hereof;

(ii) not issue any Parent Common Stock or securities convertible into Parent Common Stock other than under the Parent Stock Plan;

(iii) not consummate, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Parent or any of its subsidiaries;

(iv) not change in any material respect their material accounting principles, practices or methods, except as required by GAAP or statutory accounting requirements or similar principles in non-U.S. jurisdictions or as disclosed in any Parent SEC Reports; and

(v) not commit to do any of the foregoing.

6.3 Governmental Bonds.

(a) Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, set forth on Schedule 6.3, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets (the “Governmental Bonds”) are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Governmental Bonds to the extent such replacements are necessary for Buyer’s ownership of the Assets. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own and, if applicable, operate the Assets.

(b) The Parties shall cooperate reasonably (without the obligation to expend any sums, or undertake any obligations for a Third Party, other than as set forth in Section 6.3(a)) to obtain the release or cancellation of any Government Bonds posted by Seller and/or any Affiliate of Seller with respect to the Assets. In the event that any Governmental Authority does not permit the cancellation of any Governmental Bond posted by Seller and/or any Affiliate of Seller with respect to the Assets, and a Governmental Authority takes action against, and recovers amounts under, any such Governmental Bond posted by Seller, which amounts would otherwise be the responsibility of Buyer under this Agreement, Buyer shall promptly refund any such amounts to Seller.

6.4 Required Information. Seller shall provide to Parent on or before December 14, 2016 the audited balance sheets of Seller as of December 31, 2014 and 2015 and the audited income statements, statements of comprehensive income, statements of cash flows and members’ equity for each of the three fiscal years ended December 31, 2013, 2014 and 2015 (audited by independent auditor), and unaudited interim financials for the nine months ended September 30, 2016 (and the comparable period in 2015), in each case, as customarily presented for significant acquisitions in offerings registered with the Securities and Exchange Commission (it being acknowledged that Seller shall not be required to prepare any pro forma and forward-looking statements) (the “Required Pre-Closing Information”). Seller shall cause the personnel of Seller, and Seller’s Affiliates, and shall request its independent auditors, to cooperate with Parent in the preparation and disclosure of such Required Pre-Closing Information and shall request its independent auditors provide customary “comfort letters” to any underwriter or purchaser in the Buyer Financing and to consent to be named an expert in any offering memorandum, private placement memorandum or prospectus used in the Purchase Financing. Seller shall provide the Required Pre-Closing Information on or before the Closing Date.

6.5 Amendment to Schedules. Buyer Parties agree that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled and Seller’s indemnity obligations in Article XIII, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto. Without limiting the foregoing, Seller’s indemnity obligations in Article XIII shall apply regardless of the knowledge of Buyer Parties of any breach of any provision of this Agreement, or any fact or circumstance that could constitute such a breach, and the failure of any Buyer Party to take any action with respect to an addition, supplement or amendment shall not be deemed a waiver of any breaches of, or inaccuracy in, Seller’s representations and warranties or otherwise diminish or impair the rights of Buyer hereunder.

6.6 Government Filings. Each Party shall, (a) in a timely manner, but in any event within ten (10) days after the Execution Date, make all required filings, including any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”), and prepare applications to, and conduct negotiations with, each Governmental Authority as to which such filings, applications, or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby; and (b) provide such information as the other may reasonably request in order to make such filings, prepare such applications, and conduct such negotiations. Each Party shall cooperate with, and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations, and, without limiting the foregoing, consult with the other Party prior to taking any material substantive position with respect to filings under the HSR Act, in any written submission to, or, to the extent practicable, in any discussions with, any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, Buyer shall be responsible for all filing fees with respect to such filings under the HSR Act; except that all fees payable in connection with any filing in which Seller is the

Acquiring Person within the meaning of the HSR Act and the applicable regulations thereunder shall be paid and borne by Seller. Subject to applicable Law, and except as required to the contrary by a Governmental Authority, neither Party shall agree to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, in whole or in part, in each case, without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed, or conditioned).

6.7 Parent Share Restriction. During the period beginning on the Closing Date and ending sixty (60) days after the Closing Date (excluding the Closing Date for purposes of calculating such date) for one-third of the Parent Shares and ending ninety (90) days after the Closing Date (excluding the Closing Date for purposes of calculating such date) for all of the Parent Shares, Seller will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Parent Shares or securities convertible into or exchangeable or exercisable for any Parent Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Parent Shares, whether any such transaction is to be settled by delivery of the Parent Shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.

6.8 Listing of Equity Consideration. Parent shall take all action necessary to cause the Parent Common Stock to be issued to Seller as Equity Consideration to be approved for listing on the NASDAQ prior to the Closing Date, subject to official notice of issuance.

6.9 Transition Services Agreement. From and after the Execution Date, the Parties shall use commercially reasonable efforts to negotiate a Transition Services Agreement to be executed and delivered prior to Closing pursuant to which Seller shall continue to provide, for a mutually agreeable period and for a mutually agreeable fee, certain services with respect to the Assets to Buyer, as provided prior to the Closing.

ARTICLE VII

BUYER PARTIES’ CONDITIONS TO CLOSING

The obligations of Buyer Parties to consummate the transactions provided for herein are subject, at the option of Buyer Parties, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions:

7.1 Representations. The representations and warranties of Seller set forth in Article IV shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date, as though such representations `and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

7.2 Performance. Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

7.3 No Legal Proceedings. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

7.4 Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing, plus (c) the aggregate of all reductions to the Purchase Price under Section 11.4, plus (d) the amount of any Casualty Loss (whether or not compensated by insurance) shall be less than fifteen percent (15%) of the Purchase Price.

7.5 Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to the applicable Buyer Party the documents and other items required to be delivered by Seller under Section 9.3.

7.6 Government Consents. All consents required under the HSR Act for the transfer of the Assets from Seller to Buyer shall have been granted, or the necessary waiting period shall have expired or been terminated early by the relevant Governmental Authority.

ARTICLE VIII

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by the applicable Buyer Party or waiver by Seller on or prior to Closing of each of the following conditions:

8.1 Representations. The representations and warranties of Buyer Parties set forth in Article V shall be true and correct in all material respects (without regard to materiality qualifiers) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

8.2 Performance. Each Buyer Party shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by such Buyer Party Buyer is required prior to or at the Closing Date.

8.3 No Legal Proceedings. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

8.4 Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing, plus (c) the aggregate of all reductions to the Purchase Price under Section 11.4, plus (d) the amount of any Casualty Loss (whether or not compensated by insurance) shall be less than fifteen percent (15%) of the Purchase Price.

8.5 Closing Deliverables. Each Buyer Party shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by such Buyer Party under Section 9.3.

8.6 Government Consents. All consents required under the HSR Act for the transfer of the Assets from Seller to Buyer shall have been granted, or the necessary waiting period shall have expired or been terminated early by the relevant Governmental Authority.

ARTICLE IX

CLOSING

9.1 Date of Closing. Subject to the conditions in Article VII and Article VIII, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on the later of (a) February 17, 2017, or (b) two (2) Business Days following the satisfaction or waiver of the conditions in Article VII and Article VIII, provided that termination will not occur until the date described in Section 14.1(a), or on such date as Buyer and Seller may agree upon in writing. The date on which the Closing actually occurs shall be the “Closing Date.”

9.2 Place of Closing. Closing shall be held at the offices of Vinson & Elkins LLP, at 1001 Fannin Street, Suite 2500, Houston, Texas 77002, or such other place as mutually agreed upon by the Parties.

9.3 Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

(b) Seller and Buyer shall execute, acknowledge and deliver the Deeds in sufficient counterparts to facilitate recording in the applicable counties.

(c) Seller and Buyer shall execute and deliver assignments, on appropriate forms, of federal Leases, state Leases and Indian Leases included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(d) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(e) (i) Parent shall deliver to the Escrow Agent, the amounts required by Section 3.6; (ii) Buyer shall deliver to Seller, to the accounts designated in the Preliminary Settlement Statement, the Adjusted Purchase Price after giving effect to the Deposit and the amounts required to be delivered to the Escrow Agent pursuant to Section 3.6, in each case, in same day funds; and (iii) Parent and Seller shall deliver to the Escrow Agent, joint written instructions directing the Escrow Agent to deliver the Deposit to Seller, to the accounts designated in the Preliminary Settlement Statement.

(f) Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(g) Seller (or, if Seller is classified as an entity disregarded as separate from another Person, then such Person) shall deliver an executed statement that meets the requirements set forth in Treasury Regulation §1.1445-2(b)(2).

(h) To the extent required under any applicable Law or Governmental Authority for any federal or state Lease, Seller and Buyer shall deliver federal and state change of operator forms designating Buyer as the operator of the Wells and the Leases currently operated by Seller.

(i) An authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled.

(j) An authorized officer of each Buyer Party shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled.

(k) Seller shall deliver a recordable release in a form reasonably acceptable to Buyer of all mortgage liens, security interests and financing statements, in each case securing indebtedness for borrowed money by Seller or its Affiliates that encumber the Assets.

(l) Buyer shall execute and deliver to Seller an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit H with respect to that certain Gas Purchase Agreement dated effective as of March 12, 2014 between Seller and Woodford Express, LLC.

(m) Buyer shall deliver any instruments and documents required by Section 6.3.

(n) Each Party shall deliver to the other notices of approval pursuant to a filing or application under Section 6.6.

(o) Seller shall deliver to Buyer a certificate duly executed by the secretary or any assistant secretary of Seller, dated as of Closing, (i) attaching and certifying on behalf of Seller complete and correct copies of (A) the certificate of formation, operating agreement, and other organizational documents of Seller, each as in effect as of the Closing; (B) resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement, the Transaction Documents, and the transactions contemplated hereby; and (C) any required approval by the members of Seller of this Agreement, the Transaction Documents, and the transactions contemplated hereby; and (ii) certifying on behalf of Seller the incumbency of each officer or manager of Seller executing this Agreement or any Transaction Document.

(p) Buyer shall deliver to Seller a certificate duly executed by the secretary or any assistant secretary of Buyer, dated as of Closing, (i) attaching and certifying on behalf of Buyer complete and correct copies of (A) the certificate of incorporation, bylaws, and other organizational documents of Buyer, each as in effect as of the Closing; (B) resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement, the Transaction Documents, and the transactions contemplated hereby; and (C) any required approval by the shareholders of Buyer of this Agreement, the Transaction Documents, and the transactions contemplated hereby; and (ii) certifying on behalf of Buyer the incumbency of each officer or manager of Buyer executing this Agreement or any Transaction Document.

(q) Parent shall deliver to Seller a certificate evidencing the Parent Shares, free and clear of all liens and restrictions, other than restrictions imposed by this Agreement and applicable securities laws.

(r) Seller and Buyer shall execute, acknowledge and deliver the Registration Rights Agreement.

(s) Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

9.4 Records. In addition to the obligations set forth under Section 9.3 above, but notwithstanding anything herein to the contrary, no later than thirty (30) Business Days after the termination of the Transition Services Agreement (or, if there is no Transition Services Agreement, the Closing), Seller shall make the Records available to Buyer consistent with each Record’s current form and format as maintained by Seller as of the Effective Time, for pickup from Seller’s offices during normal business hours; provided that Seller shall retain originals of the Records; provided, further, that Seller shall not be required to conduct processing, conversion, compiling or any other further work with respect to the delivery of copies of the Records pursuant to this Section 9.4.

ARTICLE X

ACCESS/DISCLAIMERS

10.1 Access.

(a) From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 10.1, Seller shall (i) afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets operated by Seller and all Records in Seller’s or any of its Affiliates’ possession at such time (together with personnel and representatives of Seller and its Affiliates responsible for the business conducted by Seller or its Affiliates with the Assets) and (ii) use commercially reasonable efforts to request and obtain any consents or waivers necessary for Buyer and Buyer’s Representatives to gain access to those Assets not operated by Seller (provided that Sellers shall not be obligated to expend any monies), in each case to the extent necessary to conduct the title or environmental review described in this Agreement. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b) From the Execution Date to the Title Claim Date, Buyer’s inspection right with respect to the Environmental Condition of the Assets shall be limited to a Phase I Environmental Site Assessment of the Assets, conducted by Enviro Clean Group, L.L.C. or its Affiliate or another reputable environmental consulting or engineering firm approved in advance in writing by Seller and may include only visual inspections and record reviews relating to the Assets. In conducting such inspection, Buyer shall not operate any equipment, including leak detection, or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM). With respect to Assets operated by Seller, if a Phase I Environmental Site Assessment determines that Phase II sampling is necessary in order for Buyer to prove the existence of an Environmental Defect or establish the Remediation Amount with respect to the applicable Asset and Seller denies any reasonable request by Buyer to conduct any such sampling or invasive activities, the Buyer shall have the right to exclude such Asset from the Assets conveyed to Buyer at Closing and reduce the Purchase Price by the Allocated Value of such Asset. Buyer acknowledges that Seller can only provide Buyer access to Assets operated and controlled by Seller and that, subject to Seller’s obligation to use commercially reasonable efforts to obtain access for Buyer or its representatives to non-operated Assets pursuant to Section 10.1(a)(ii), any inability or delay in accessing such Assets not operated and controlled by Seller will not extend the time period allowed under this Agreement for the Environmental Site Assessment of such Assets. Seller or Seller’s designee shall have the right to be present during any stage of the assessment. Buyer shall give Seller reasonable prior written notice before entering onto any of the Assets, and Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets.

(c) Buyer shall reasonably coordinate its access rights, environmental property assessments and physical inspections of the Assets with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer shall abide by

Seller’s safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets and, to the extent required by Seller, execute and deliver any generally-applicable access or boarding agreement required by Seller before conducting Buyer’s assessment on such Assets in accordance with this Section 10.1. Buyer hereby defends, indemnifies and holds harmless the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

(d) Buyer acknowledges that any entry into Seller’s offices or onto the Assets shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement. Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

(e) Notwithstanding anything to the contrary in Section 12.1(a), Buyer agrees to provide to Seller promptly, but in no event less than five (5) days after receipt or creation, copies of all final reports and test results prepared by Buyer and/or any of Buyer’s Representatives which contain data collected or generated from Buyer’s due diligence with respect to the Assets, but excluding any materials protected by attorney work product or other legal privilege. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(f) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) repair all damage done to the Assets in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence, (ii) restore the Assets to the approximate same condition as, or better condition than, they were prior to commencement of any such due diligence and (iii) remove all equipment, tools and other property brought onto the Assets in connection with such due diligence. Any material disturbance to the Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(g) During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Indemnified Parties as additional insureds, (iii) waive subrogation against the Seller Indemnified Parties and (iv) provide for ten (10) days’ prior written notice to Seller in the event of cancellation, expiration or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and/or Buyer’s Representatives will become privy to proprietary and confidential information of Seller or its Affiliates, and Buyer shall maintain the confidentiality of such information in accordance with the terms of the Confidentiality Agreement; provided, however, if Closing should occur, the foregoing confidentiality restriction on Buyer shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to Seller or its Affiliates or to assets other than the Assets). Buyer hereby adopts and agrees to be bound by the terms of the Confidentiality Agreement with the same force and effect as if Buyer was originally a party thereto and originally subject thereto, and Buyer shall be subject to the same obligations and Gulfport Buckeye LLC therein.

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV, SECTION 11.1(b), IN THE ASSIGNMENT, THE DEEDS OR THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(i) (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY SELLER INDEMNIFIED PARTY).

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, SECTION 11.1(b), IN THE ASSIGNMENT, THE DEEDS OR THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(i), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV)

ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, SECTION 11.1(b), IN THE ASSIGNMENT, THE DEEDS OR THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(i), SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. SUBJECT TO BUYER’S RIGHTS UNDER SECTION 12.1, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF

CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XI

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1 Seller’s Title.

(a) General Disclaimer of Title Warranties and Representations. Except for the special warranty of title as set forth in the Assignment and the Deed, and without limiting Buyer’s remedies for Title Defects set forth in this Article XI or Seller’s other representations and warranties in Article IV, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranty of title set forth in the Assignment.

(b) Special Warranty of Title. If Closing occurs, then effective as of the Closing Date and until the end of the Survival Period, Seller, pursuant to the Assignment and the Deed will warrant Defensible Title, without duplication, to (i) the Wells set forth on Exhibit B (limited to any currently producing formations), and (ii) survey sections set forth on Schedule 3.9, to the extent that the interests in such survey sections are contributed to by the Leases set forth on Exhibit A-1 (the “Sections”) (limited to the applicable Target Formations), unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances; provided, however, that, except with respect to any liability of Seller for any claim asserted in writing by Buyer to Seller in accordance with Section 11.1(c) on or before the expiration of the Survival Period for breach of such special warranty, such special warranty shall cease and terminate at the end of such Survival Period.

(c) Recovery on Special Warranty.

(i) Buyer’s Assertion of Title Warranty Breaches. Prior to the expiration of the Survival Period, Buyer shall furnish Seller a Title Defect Notice meeting the requirements of Section 11.2(a) setting forth any matters which Buyer intends to assert as a breach of Seller’s special warranty in the Assignment. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of Seller’s special warranty that Buyer fails to assert by a Title Defect Notice given to Seller on or before the expiration of the Survival Period. Buyer agrees to reasonably cooperate (but without the obligation to expend any funds or undertake any obligations) with any attempt by Seller to cure any such Title Defect, which attempted cure shall be at Seller’s sole cost, risk, and expense.

(ii) Limitations on Special Warranty. For purposes of Seller’s special warranty of title, the value of the Sections and/or Wells set forth in Schedule 3.9, as appropriate

((1) for a Well, limited to any currently producing formations, and (2) for a Section, limited to the applicable Target Formations set forth on Schedule 3.9 for such Section), shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on Seller’s special warranty of title shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of Seller’s special warranty of title as a Title Defect prior to the Title Claim Date pursuant to Section 11.2, but without limiting Buyer’s rights to recover from Seller costs arising out of, or relating to, such breach, including reasonable attorneys’ fees incurred to defend title to the relevant Asset.

11.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. Buyer must deliver, no later than 5 p.m. CST on February 9, 2017 (the “Title Claim Date”), claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.2(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary (other than as set forth in Section 11.1(b)), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Well or Section (including the legal description of such Well or affected Leases contributing to such Section), or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents in Buyer’s possession or control reasonably necessary for Seller to verify the existence of such alleged Title Defect, and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty set forth in Section 11.1) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that neither the failure to provide such notice, nor the contents of any such notice shall be actionable or give rise to any rights in favor of Seller, and Seller may not submit any such notice (or the fact that no such notice was submitted) to the Title Arbitrator pursuant to Section 11.2(j).

(b) Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), and (ii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based. Except as set forth in Section 11.2(a), Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Title Claim Date.

(c) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost and risk, to cure at any time prior to one hundred twenty (120) days after Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects. If Seller elects in writing prior to Closing to cure any Title Defect, the Title Defect Amount alleged by Buyer with respect to such Title Defect shall, subject to Section 11.2(i), be funded into the Escrow Account at Closing and distributed in accordance with the terms of this Article XI. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d) Remedies for Title Defects. Subject to Section 11.2(i) and to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties with respect to Section 7.4 and Section 8.4, in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured during the Cure Period:

(i) the Cash Purchase Price or Final Cash Purchase Price, as applicable, shall be reduced by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j); or

(ii) if Buyer, in its sole and absolute discretion agrees, Seller may elect to indemnify Buyer against all Liability (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement in a form and substance mutually agreed upon by the Parties (a “Title Indemnity Agreement”).

(e) Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 11.2(b), the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 11.2(h) or Section 11.2(j) (the “Title Benefit Amount”) shall serve to offset the amount of any reduction in the Purchase Price due to Title Defects pursuant to Section 11.2(d). In no event shall a Title Benefit result in an increase to the Purchase Price.

(f) Exclusive Remedy. Except as set forth in Section 11.1(b) and without limiting Seller’s representations and warranties in Article IV and Buyer’s rights under this Agreement with respect to Section 7.4, the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.

(g) Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions (without duplication):

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit B or Schedule 3.9, as applicable, and Seller’s Working Interest is correspondingly and proportionately reduced as a result of such Title Defect, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit B or Schedule 3.9, as applicable;

(iv) if the Title Defect represents an increase of (A) Seller’s Working Interest for any Title Defect Property over (B) the Working Interest set forth for such Title Defect Property in Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Working Interest increase and the denominator of which is the Working Interest set forth for such Title Defect Property in Exhibit B;

(v) if the Title Defect represents a discrepancy where (A) the actual Net Acres for any Title Defect Property, as to the applicable Target Formations, is less than (B) the Net Acres for such Title Defect Property, as to the applicable Target Formations, stated on Schedule 3.9, then the Title Defect Amount shall be the product obtained by multiplying, with respect to each affected Lease contributing to such Section, (1) such difference in Net Acres, to the extent attributable to such affected Lease by (2) the Allocated Value (reduced to a per Net Acre dollar amount as to the applicable Target Formations) for such Title Defect Property set forth on Schedule 3.9 by (3) a fraction, the numerator of which is the actual Net Revenue Interest of such affected Lease and the denominator of which is the average Net Revenue Interest for such Section set forth on Schedule 3.9;

(vi) if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(vii) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(viii) notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B or Schedule 3.9, as applicable, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B or Schedule 3.9, as applicable;

(iii) if the Title Benefit represents a decrease of (A) Seller’s Working Interest for any Title Benefit Property over (B) the Working Interest set forth for such Title Benefit Property in Exhibit B, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Working Interest decrease and the denominator of which is the Working Interest set forth for such Title Benefit Property in Exhibit B;

(iv) if the Title Benefit represents a discrepancy where (A) the actual Net Acres for any Title Benefit Property, as to the applicable Target Formations, is greater than (B) the Net Acres for such Title Benefit Property, as to the applicable Target Formations, stated on Schedule 3.9, then the Title Benefit Amount shall be the product obtained by multiplying, with respect to each affected Lease contributing to such Section, (1) such difference in Net Acres, to the extent attributable to such affected Lease by the Allocated Value (reduced to a per Net Acre dollar amount as to the applicable Target Formations) for such Title Benefit Property set forth on Schedule 3.9 by (3) a fraction, the numerator of which is the actual Net Revenue Interest of such affected Lease and the denominator of which is the average Net Revenue Interest for such Section set forth on Schedule 3.9; and

(v) if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i) Title Defect Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Cash Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $125,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Cash Purchase Price or other remedies provided by Seller for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Cash Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Seller indemnifies Buyer with respect to any Title Defect Property pursuant to a Title Indemnity Agreement (if permitted pursuant to Section 11.2(d)(ii)) in each case the Title Defect Amount related to such Title Defect Property will not be counted towards the Aggregate Deductible and will not be considered for purposes of Section 7.4 and/or Section 8.4.

(j) Title Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (the “Disputed Title Matters”) prior to Closing. If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after Closing), the Title Defect Amount alleged by Buyer with respect to such Title Defect shall, subject to Section 11.2(i), be funded into the Escrow Account at Closing and distributed in accordance with the terms of this Article XI and the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing or the end of the Cure Period, as applicable (the “Title Arbitrator”). The Title Arbitrator must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5) year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Title Arbitrator in the process of resolving such dispute. Absent such mutual agreement between Buyer and Seller as to the Title Arbitrator, the Title Arbitrator shall be chosen by the Houston office of the American Arbitration Association. Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter. The Title Arbitrator shall be limited to awarding only one or the other of the two proposed resolutions. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the Disputed Title Matters and shall be final and binding upon both Parties, without right of appeal. In making his determination with respect to any Disputed Title Matter, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Cash Purchase Price pursuant to Section 3.5 or Section 3.7(a), then, within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, and, subject to Section 11.2(i), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer; provided, however, that, if such amount was paid to the Escrow Agent at Closing pursuant to Section 3.6, the Parties shall cause the Escrow Agent to disburse the applicable amount in accordance with this Section 11.2. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(j) (other than Sections 8.4 and 7.4).

11.3 Casualty and Condemnation Loss.

(a) Notwithstanding anything in this Article XI to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b) If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), and the Closing thereafter occurs, Seller, at Closing, shall pay to Buyer all sums paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties.

11.4 Preferential Purchase Rights and Consents to Assign.

(a) With respect to each Preferential Purchase Right set forth in Schedule 4.10, Seller, on or before five (5) Business Days after the Execution Date, shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right and otherwise in form and substance reasonably satisfactory to Buyer. Any Preferential Purchase Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement on the dates certain set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Purchase Right notices shall be the Allocated Value for such Asset, adjusted as set forth in this Agreement.

(i) If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Cash Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before sixty (60) days following the Closing Date, no suit or other proceeding by such Person with respect the Preferential Purchase Right is pending or threatened, and such Person has not disputed the Preferential Purchase Right in any respect (including the Allocated Value of the Asset subject thereto), subject to satisfaction of the conditions precedent in Article VII, (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Cash Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof), adjusted as set forth in Section 3.3 and (C) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded, and Seller shall, at its sole expense, continue to use reasonable efforts to obtain the waiver of the Preferential Purchase Right and shall continue to be responsible for the compliance therewith. In the event that a Preferential Purchase Right with respect to an Asset deleted and excluded from the transactions contemplated by this Agreement at Closing pursuant the foregoing is waived or the time for exercise of such right has expired pursuant to its terms within sixty (60) days after the Closing Date, and no suit or other proceeding by the holder of such Preferential Purchase Right with respect thereto is pending or threatened, and such Person has not disputed the Preferential Purchase Right in any respect (including the Allocated Value of the Asset subject thereto), subject to satisfaction of the conditions precedent in Article VII, (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof), adjusted as set forth in Section 3.3 and (C) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

(ii) All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

(b) With respect to each Consent set forth in Schedule 4.4 and each other Consent applicable to the transactions contemplated in this Agreement, Seller, on or before five (5) Business Days after the Execution Date (unless Buyer has comments on the form in which case such date shall be extended), shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent (and otherwise in form and substance reasonably satisfactory to Buyer) seeking such holder’s consent to the transactions contemplated hereby.

(i) If (A) Seller fails to obtain a Consent prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Assets affected thereby to Buyer to be void or (2) the termination of a Lease or Contract under the express terms thereof (including terms permitting termination for a breach of a provision such Lease or Contract, including the Consent provision thereof) or (B) a Consent requested by Seller is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and the Cash Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded, and Seller shall continue to use commercially reasonable efforts (provided that Seller shall not be required to incur any costs) to obtain the relevant Consent after Closing. In the event that a Consent (with respect to an Asset excluded pursuant to this Section 11.4(b)(i)) that was not obtained prior to Closing is obtained within one hundred eighty (180) days following Closing, then, subject to the conditions precedent in Article VII, within ten (10) days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

(ii) If (A) Seller fails to obtain a Consent prior to Closing and the failure to obtain such Consent would not cause (1) the assignment of the Asset (or portion thereof) affected thereby to Buyer to be void or (2) the termination of a Lease or Contract under the express terms thereof (including terms permitting termination for a breach of a provision such Lease or Contract, including the Consent provision thereof) and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

(iii) Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents applicable to the Assets; provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to cooperate reasonably with Seller in order to facilitate the process of obtaining such Consents.

(iv) In cases in which the Asset subject to an unobtained Consent is an Asset other than a Lease, Well or Unit, and Buyer is assigned the Lease, Well or Unit to which such Asset relates, but such Asset is not transferred to Buyer due to the unwaived Consent requirement, Buyer and Seller shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Asset can be transferred to Buyer upon receipt of the consent, and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Buyer, Buyer shall pay all amounts due thereunder or with respect thereto, and Buyer shall be responsible for the performance of any obligations under or with respect to such Asset to the extent that Buyer has been transferred the other Assets to which such Asset relates and that are necessary to such performance until the applicable consent is obtained.

ARTICLE XII

ENVIRONMENTAL MATTERS

12.1 Notice of Environmental Defects.

(a) Environmental Defects Notice. Buyer must deliver no later than 5 p.m. CST on February 9, 2017 (the “Environmental Claim Date”) claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively, the “Environmental Defect Notices” and, individually, an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents in Buyer’s possession or control that are reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Notwithstanding anything contained in this Agreement to the contrary, and for the avoidance of doubt, any Environmental Defect asserted by Buyer pursuant to this Section 12.1(a) shall be limited to the Assets only, and Buyer shall not have the right to assert environmental defects with respect to any other assets, properties or operations. For all purposes of this Agreement, but without waiver or limitation of Seller’s representations and warranties in Article IV or indemnity obligations in Section 13.2, Buyer shall be deemed to have waived, and Seller shall have no liability for, (A) any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Environmental Claim Date, and/or (B) any Environmental Defect affecting any assets, properties or operations other than the Assets (other than contribution requirements in accordance with the applicable operating agreements), in each case, with such liabilities being “Buyer’s Environmental Liabilities.” Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Environmental Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date; provided that neither the failure to provide such notice, nor the contents of any such notice shall be actionable or give rise to any rights in favor of Seller, and Seller may not submit any such notice (or the fact that no such notice was submitted) to the Environmental Arbitrator pursuant to Section 12.1(f).

(b) Seller’s Right to Cure. With respect to any Asset excluded from the Closing pursuant to Section 12.1(c)(ii), Seller shall have the right, but not the obligation, at its sole cost, risk, and expense, to attempt to cure any asserted Environmental Defect on or before the expiration of the Cure Period. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Environmental Defects. The Allocated Value of any Environmental Defect that Seller elects in writing to cure in accordance with this Section 12.1(b) prior to Closing shall, subject to Section 12.1(e), be funded into the Escrow Account at Closing and distributed in accordance with the terms of this Article XII. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 12.1(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

(c) Remedies for Environmental Defects. Subject to Section 12.1(e) and to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties with respect to Section 7.4 and Section 8.4, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured during the Cure Period:

(i) Unless Section 12.1(c)(ii) or (iii) applies, the Purchase Price shall be reduced by the Remediation Amount;

(ii) subject to Section 12.1(b), if the Remediation Amount exceeds the Allocated Value of any affected Asset, at the election of either Buyer or Seller, Seller shall retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets; or

(iii) subject to Buyer’s consent (in its sole and absolute discretion), Seller may elect to indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Assets pursuant to an indemnity agreement in a form and substance mutually agreeable to the Parties (each, an “Environmental Indemnity Agreement”).

If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.

(d) Exclusive Remedy. Except for Buyer’s rights under this Agreement with respect to Section 7.4, and without limitation or of Seller’s representations and warranties in Article IV or indemnity obligations in Section 13.2, the provisions set forth in Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or other environmental matter.

(e) Environmental Deductibles. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustment to the Cash Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $125,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Cash Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Cash Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Seller indemnifies Buyer with respect to any Environmental Defect Property pursuant to an Environmental Indemnity Agreement or retains any Assets pursuant to Section 12.1(c)(ii), the Remediation Amounts relating to such retained Assets will not be counted towards the Aggregate Deductible and will not be considered for purposes of Section 7.4 and/or Section 8.4.

(f) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on (i) all Environmental Defects and Remediation Amounts prior to Closing and (ii) the adequacy of any cure by Seller of any asserted Environmental Defect prior to the end of the Cure Period (items (i) and (ii), collectively, the “Disputed Environmental Matters”). If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure an asserted Environmental Defect after Closing), the Remediation Amount alleged by Buyer with respect to such affected Asset shall, subject to Section 12.1(e), be funded into the Escrow Account at Closing and distributed in accordance with the terms of this Article XII and the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least fifteen (15) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date or the end of the Cure Period, as applicable, or, absent such agreement, by the Houston office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Cash Purchase Price pursuant to Section 3.5 or Section 3.7(a), then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and, subject to Section 12.1(e), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller, and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer; provided, however, that, if such amount was paid to the Escrow Agent at Closing pursuant to Section 3.6, the Parties shall cause the Escrow Agent to disburse the applicable amount in accordance with this Section 12.1(f). Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(f), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Cash Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Cash Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 12.1(f).

12.2 NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. The presence of NORM or asbestos-containing materials that are non-friable cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

ARTICLE XIII

ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1 Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XIII, or the Retained Liabilities and Buyer’s rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and/or settle Imbalances, (b) pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Cash Purchase Price was adjusted pursuant to Section 3.3(b)(vi)), (c) Decommission the Assets (the “Decommissioning Obligations”), (d) clean up and/or remediate the Assets in accordance with applicable Contracts and Laws, (e) perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law, and (f) subject to Article XII, Environmental Conditions, Environmental Defects and Liabilities imposed under Environmental Laws with respect to the Assets, (all of said obligations and Liabilities described in this Section 13.1, including in clauses (a) through (f) herein, but less and except the Retained Liabilities, being referred to as the “Assumed Obligations”).

13.2 Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Buyer, Parent and their respective Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a) any breach by Seller of any of its representations or warranties contained in Article IV;

(b) any breach by Seller of any of its covenants or agreements under this Agreement;

(c) any Liabilities to Third Parties for personal injury or death attributable to Seller’s operation of the Assets prior to the Closing Date;

(d) any Liabilities attributable to Third Party Claims against Seller relating to Seller’s payment of or accounting for Burdens on production attributable to Hydrocarbons produced from the Assets during the period of time prior to the Effective Time;

(e) except for water disposal, any Liabilities arising from disposal of Hazardous Substances off-site of the Assets by Seller prior to the Effective Time;

(f) any and all Seller Taxes;

(g) any Liabilities arising out of, or relating to, the Excluded Assets and any oil and gas properties removed from the Assets pursuant to the terms of this Agreement;

(h) any Liabilities that are the responsibility of Seller under Sections 2.3;

The matters described in Sections 13.2(f) and 13.2(g) (but only to the extent of and any oil and gas properties removed from the Assets pursuant to the terms of this Agreement) are referred to herein as the “Retained Liabilities”).

13.3 Indemnities of Buyer. Effective as of Closing, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a) any breach by Buyer of any of its representations or warranties contained in Article V;

(b) any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c) the Assumed Obligations.

13.4 Limitation on Liability.

(a) Seller shall not have any liability for any indemnification under Section 13.2 of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds $125,000, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that any indemnification for Seller Taxes shall not be subject to any limitations set forth in this Section 13.4.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) Seller shall not be required to indemnify Buyer for aggregate Liabilities in excess of an amount equal to fifteen percent (15%) of the Purchase Price and (ii) indemnity claims against Seller shall be satisfied first out of the Indemnity Escrow unless Seller elects to satisfy such claims in cash directly.

(c) Notwithstanding the foregoing, the limitations in Section 13.4(a) and (b) shall not apply to the Retained Liabilities (or Seller’s obligations under Section 13.2 with respect thereto), Seller’s indemnity obligations in Sections 13.2(c), 13.2(d), 13.2(e), or 13.2(h), or the Specified Representations. For the purposes of Seller’s obligations under Section 13.2, representations, warranties, covenants, and agreements herein that are qualified by materiality or Material Adverse Effect shall be deemed not to be so qualified.

(d) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer under Section 13.2(a) with respect to any breach by Seller of any representation or warranty set forth in Section 4.14 to the extent attributable to any Asset Tax allocable to Buyer under Section 15.2, except for any penalties, interest or additions to Tax imposed with respect to such Asset Tax by a Governmental Authority as a result of such breach.

13.5 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 6.3 AND SECTION 10.1, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 2.3, Section 3.6, Section 6.3, Section 10.1, Section 11.1(b), Section 13.2 and Section 13.3, any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties, and the other Transaction Documents, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 11.1(b), Section 13.2 and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and its Affiliates and all of such Persons’ equity holders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates (except as provided in Section 11.3(b)).

13.7 Indemnification Procedures. All claims for indemnification under Section 6.3, Section 10.1, Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a) For purposes of Section 6.3, Section 10.1 and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify the other Party and/or other Persons with respect to such Liabilities pursuant to Section 6.3, Section 10.1 or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Persons having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to Section 6.3, Section 10.1 or this Article XIII.

(b) To make a claim for indemnification under Section 6.3, Section 10.1, Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 6.3, Section 10.1, Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim; provided, however, that the Indemnifying Party shall in no event have the right to defend against any Third Party Claim to the extent such Third Party Claim (i) seeks an injunction or non-monetary or equitable relief against the Indemnified Party, or (ii) seeks monetary damages in an amount in excess of the then remaining amount of the cap on Liabilities set forth in Section 13.4 hereof. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii) above.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to dispute the claim for such Liabilities.

13.8 Survival.

(a) Except for the Specified Representations, the representations and warranties of the Parties in Article IV and Article V and the covenants and agreements of the Parties in Sections 6.1 shall survive Closing for a period of twelve (12) months. The Specified

Representations (other than the representations and warranties set forth in Section 4.14) shall survive Closing without time limit. The representations and warranties set forth in Section 4.14 and the covenants set forth in Section 15.2 shall terminate sixty (60) days after the end of the applicable statute of limitations period. Subject to the foregoing and Section 13.8(b), the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date. Seller’s indemnities in Sections 13.2(c), 13.2(d), 13.2(e), 13.2(g) (other than with respect to and any oil and gas properties removed from the Assets pursuant to the terms of this Agreement) and Section 13.2(h), shall terminate twelve (12) months after the Closing. Seller’s indemnities in Section 13.2(f) shall terminate sixty (60) days after the end of the applicable statute of limitations period, and Seller’s indemnities in Section 13.2(g) with respect to oil and gas properties removed from the Assets pursuant to the terms of this Agreement shall survive Closing without time limit. Buyer’s indemnities in Section 6.3, Section 10.1 and Section 13.3(c) shall survive Closing without time limit and shall be deemed covenants running with the Assets (provided that Buyer and its successors and assigns shall not be released from any of, and shall remain jointly and severally liable to the Seller Indemnified Parties for, the obligations and Liabilities of Buyer under such Sections of this Agreement upon any transfer or assignment of any Asset).

13.9 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10 Insurance. The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds from insurance policies carried by a Party realized or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements.

13.11 Non-Compensatory Damages. None of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, as applicable, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages (including damages for lost profits of any kind) arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each of Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waives any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages (including damages for lost profits of any kind) arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

13.12 Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

ARTICLE XIV

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a) by Seller or Buyer if Closing shall not have occurred on or before March 17, 2017; or

(b) by Seller in its sole discretion if Parent has failed to deposit with the Escrow Agent the entirety of the Deposit within the time period specified in Section 3.2.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to Section 14.1 if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

14.2 Effect of Termination.

(a) If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except as provided in Section 3.2 and except for the provisions of Sections 10.1(c) through 10.1(g), 10.2, 10.3, 13.11, this Section 14.2, Section 14.3, Article I and Article XV (other than Sections 15.2(b) through 15.2(h), 15.7, 15.8, 15.15 and 15.17) and such of the defined terms set forth in Annex I to give context to such Sections, this Agreement shall forthwith become void.

(b) If (i) all conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VII at Closing) have been met, or waived by Buyer, and (ii) the transactions contemplated by this Agreement are not consummated because of: (A) the failure of Buyer to perform in any material respect any of its obligations hereunder (including a failure to proceed with Closing if all conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VII at Closing) have been met, or waived by Buyer), or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects (without regard to materiality qualifiers) as of the Execution Date and/or as of the Closing (or anticipated Closing if Seller is ready, willing and able to close in such instance), then, in such event, Seller shall have the right, as its sole and exclusive remedy, to terminate this Agreement pursuant to Section 14.1 and retain the Deposit together with any interest or income thereon, free of any claims by Buyer with respect thereto as liquidated damages. It is expressly stipulated by the Parties that the actual amount of damages resulting from such a termination would be extremely difficult or impossible to determine accurately because of (among other things) the unique nature of the Assets and the uncertainties of applicable commodity markets, and the amount of the Deposit is a fair and reasonable estimate by the Parties of such damages.

(c) If (i) all conditions precedent to the obligations of Seller set forth in Article VIII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VIII at Closing) have been met, or waived by Seller, and (ii) the transactions contemplated by this Agreement are not consummated because of: (A) the failure of Seller to perform in any material respect any of its obligations hereunder (including a failure to proceed with Closing if all conditions precedent to the obligations of Seller set forth in Article VIII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VIII at Closing) have been met, or waived by Seller), or (B) the failure of any of Seller’s representations or warranties hereunder to be true and correct in all material respects (without regard to materiality qualifiers) as of the Execution Date and/or as of the Closing (or anticipated Closing if Buyer is ready, willing and able to close in such instance), then Buyer, without limiting Buyer’s other remedies at law or equity, including the right to specifically enforce Seller’s obligation to convey the Assets, shall be entitled to the delivery of the Deposit together with any interest or income actually earned thereon, free of any claims by Seller with respect thereto after the termination of this Agreement.

(d) If this Agreement is terminated by the mutual written agreement of the Parties, or this Agreement is otherwise terminated pursuant to Section 14.1 and the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 14.2(b), then Buyer shall be entitled to the delivery of the Deposit together with any interest or income actually earned thereon, free of any claims by Seller with respect thereto after the termination of this Agreement.

(e) In this event that this Agreement terminates under Section 14.1, the Parties shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit, together with any interest or income thereon, in accordance with this Section 14.2.

14.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or on behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Seller in writing.

ARTICLE XV

MISCELLANEOUS

15.1 Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided herein, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b) Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(c) For purposes of determining the allocations described in Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or (iii) below), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(d) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Sections 3.3, 3.5 or 3.7, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.7, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2.

(e) Subject to Buyer’s indemnification rights under Section 13.2, after the Closing Date, Buyer shall (i) be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor and (iii) timely file any such Tax Return, incorporating any comments received from Seller prior to the due date therefor. The Parties agree that (x) this Section 15.2(e) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (y) nothing in this Section 15.2(e) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 15.2(e), which shall be borne by Buyer).

(f) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer; provided that Seller shall pay or cause to be paid to the applicable Governmental Authorities any Transfer Taxes that it is required by Law to collect and remit. Buyer shall indemnify and hold Seller harmless from and against such Transfer Taxes within thirty (30) days of Seller’s written demand therefor. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(g) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

(h) Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price, the Assumed Obligations, and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder within thirty (30) days after the date that the Final Settlement Statement is delivered pursuant to Section 3.7.

In the event that Seller and Buyer are unable to resolve any disagreement with respect to such allocation, the Parties shall submit the dispute to the Accounting Arbitrator in accordance with the procedures set forth in Section 3.7 to resolve such dispute. If Seller and Buyer reach an agreement with respect to the allocation, (i) Buyer and Seller shall use commercially reasonable efforts to update the allocation in accordance with Section 1060 of the Code following any adjustment to the Cash Purchase Price pursuant to this Agreement, and (ii) Buyer and Seller shall, and shall cause their Affiliates to, report consistently with the allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Buyer and Seller shall timely file with the IRS, and neither Seller nor Buyer nor their respective Affiliates shall take any position on any Tax Return that is inconsistent with such allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

15.3 Assignment. Subject to the provisions of Section 15.17, this Agreement may not be assigned or otherwise transferred (including by change of control, merger, consolidation, or stock purchase) by either Party without the prior written consent of the other Party. In the event one Party consents to any such assignment, such assignment shall not relieve the other Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

15.4 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5 Publicity. Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. The Parties shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential until the expiration of the two (2)-year period after the Closing; provided, however, that the foregoing shall not restrict disclosures by the Buyer Party or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, provided that such disclosures shall be made only to the extent required thereunder, prevent Buyer or Seller from recording the Assignment and any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets from Seller to Buyer, prevent Buyer or Seller from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 15.5 and prevent Seller from making disclosures in connection with complying with Preferential Purchase Rights and other transfer restrictions applicable to the transactions contemplated hereby.

15.6 Notices. All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or sent by electronic mail (“email”) transmission (provided that receipt of such email is requested and received, excluding automatic receipts) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

Vitruvian II Woodford, LLC
4 Waterway Square, Suite 400
The Woodlands, Texas 77380
Attention: W. Mark Blumenshine
Fax #: 832.458.3104
Email: mark.blumenshine@vexpl.com

If to Buyer or Parent:

SCOOP Acquisition Company, LLC
14313 N. May Ave.
Oklahoma City, OK 73134
Attention: Paul Heerwagen
Fax #: 405.848.8816
Email: pheerwagen@gulfport

Copy to:

Gulfport Energy Corporation
14201 Caliber Dr.
Oklahoma City, OK 73134
Attention: Lester Zitkus
Fax #: 405.848.8816
Email: lzitkus@gulfport

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile or email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next

Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Either Party may change their contact information for notice by giving written notice to the other Party in the manner provided in this Section 15.6. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.7 Further Cooperation. After Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

15.8 Filings, Notices and Certain Governmental Approvals. Promptly after Closing, (a) Buyer shall record all assignments executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) Buyer shall actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (c) Buyer shall actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.9 Entire Agreement; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE CERTIFICATES DELIVERED PURSUANT TO SECTIONS 9.3(i) AND 9.3(j), AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND

PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11 Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by all Parties specifically referring to the terms to be amended, restated, supplemented and/or modified and expressly identified as an amendment, restatement, supplement or modification.

15.12 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer or their respective officers, employees, agents, or representatives, and no failure by Seller or Buyer to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13 Governing Law; Jurisdiction.

(a) This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any federal court in Harris County, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).

(d) THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15 Removal of Name. As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall to the extent reasonably practicable eliminate the names “Vitruvian Exploration”, “Vitruvian” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.16 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

15.17 Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”); provided that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:

VITRUVIAN II WOODFORD, LLC

By:	/s/ Richard F. Lane
Name:	Richard F. Lane
Title:	President & Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

S-1

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

SCOOP ACQUISITION COMPANY, LLC

BY: GULFPORT ENERGY CORPORATION, ITS SOLE MEMBER

By:	/s/ Michael G. Moore
Name:	Michael G. Moore
Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

S-1

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PARENT:

GULFPORT ENERGY CORPORATION

By:	/s/ Michael G. Moore
Name:	Michael G. Moore
Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

S-1

ANNEX I

DEFINED TERMS

“Accounting Arbitrator” shall have the meaning set forth in Section 3.8.

“Adjusted Cash Purchase Price” shall have the meaning set forth in Section 3.3.

“AFEs” shall have the meaning set forth in Section 4.13.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary herein, in the case of Seller, the term “Affiliate” or “Affiliated” (whether or not capitalized) means only Vitruvian Exploration II, LLC and any subsidiaries of Seller; in the case of Buyer, the term “Affiliate” or “Affiliated” (whether or not capitalized) means only any subsidiaries of Parent.

“Aggregate Deductible” shall mean an amount equal to three percent (3%) of the Purchase Price.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.9.

“Applicable Contracts” shall mean all Contracts to which Seller is a party or is bound to the extent relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: communitization agreements; unitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; surface use agreements, joint development agreements, joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, or similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” shall have the meaning set forth in Section 2.1.

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“Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit D.

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer Financing” shall mean any third party financing for the Cash Purchase Price.

“Buyer Parties” shall have the meaning set forth in the introductory paragraph herein.

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Cash Purchase Price” shall have the meaning set forth in Section 3.1.

“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Seller and Gulfport Buckeye LLC, dated effective as of October 17, 2016 and that certain Confidentiality Agreement between Parent and Seller as of the date hereof.

“Consent” shall have the meaning set forth in Section 4.4.

“Contract” shall mean any written contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Cure Period” shall have the meaning set forth in Section 11.2(c).

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“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Decommission” and “Decommissioning” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Decommissioning Obligations” shall have the meaning set forth in Section 13.1.

“Deeds” shall mean the Mineral Deed and the Surface Deed.

“Defensible Title” shall mean such title of record in the relevant county real property records (together with the records of any other relevant Governmental Authority) (other than with respect to title derived from force pooling orders under applicable Law) of Seller with respect to the Wells set forth on Exhibit B, and the Sections set forth on Schedule 3.9, that, as of the Title Claim Date, and subject to Permitted Encumbrances:

(a) with respect to each Well set forth on Exhibit B (limited to any currently producing formations), entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit B for such Well, throughout the life of such Well, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner in accordance with Section 6.1, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with Section 6.1, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise expressly set forth on Exhibit B;

(b) with respect to each Well set forth on Exhibit B (limited to any currently producing formations), obligates Seller to bear not more than the Working Interest set forth on Exhibit B for such Well, throughout the life of such Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest, and (iii) as otherwise expressly set forth on Exhibit B;

(c) with respect to each Section set forth on Schedule 3.9 (limited to the applicable Target Formations), entitles Seller to receive not less than the average Net Revenue Interest set forth on Schedule 3.9 for such Section, calculated for such Section as a whole, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner owner in accordance with Section 6.1, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units

ANNEX I

owner in accordance with Section 6.1, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise expressly set forth on Exhibit A-1 or Schedule 3.9, as applicable;

(d) with respect to each Section (limited to the applicable Target Formations), entitles Seller to receive not less than the Net Acres set forth on Schedule 3.9 for such Section, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise expressly set forth on Exhibit A-1 or Schedule 3.9, as applicable; and

(e) is free and clear of all Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.2.

“Dispute Notice” shall have the meaning set forth in Section 3.7(a).

“Disputed Environmental Matters” shall have the meaning set forth in Section 12.1(f).

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“Effective Time” shall mean 7:00 a.m. (Central Standard Time) on October 1, 2016.

“email” shall have the meaning set forth in Section 15.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f).

“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).

“Environmental Condition” shall mean (a) a condition prior to the Environmental Claim Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence prior to the Environmental Claim Date with respect to the Assets or their operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” shall mean an Environmental Condition with respect to an Asset.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

ANNEX I

“Environmental Indemnity Agreement” shall have the meaning set forth in Section 12.1(c)(iii).

“Environmental Laws” shall mean all applicable Laws in effect as of the Execution Date relating to pollution or the protection of the environment, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker health or safety.

“Equity Consideration” shall have the meaning set forth in Section 3.1.

“ERISA” shall have the meaning set forth in Section 4.19.

“ERISA Affiliate” shall have the meaning set forth in Section 4.19.

“Escrow Account” shall have the meaning set forth in Section 3.2.

“Escrow Agent” shall have the meaning set forth in Section 3.2.

“Escrow Agreement” shall have the meaning set forth in Section 3.2.

“Escrow Maintenance Period” shall have the meaning set forth in Section 3.6(a).

“Exchange” shall have the meaning set forth in Section 15.17.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean

(a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets);

(b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time;

(c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, Seller’s right with respect to all claims and causes of action of Seller arising under or with respect to any Contract that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

ANNEX I

(d) subject to Section 11.3 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

(e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time, except as specifically described in Section 2.1(c);

(f) any and all claims of Seller or its Affiliates for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) ending prior to the Effective Time, (ii) Income Taxes, (iii) Taxes attributable to the Excluded Assets and (iv) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion thereof) ending prior to the Effective Time;

(g) to the extent Seller is the operator under an operating agreement or pooling order covering any Asset, the right to collect Operating Expenses actually paid by Seller on behalf of other joint interest owners of such Asset that are attributable to the periods from and after the Effective Time until Closing, but only to the extent there is no corresponding adjustment to the Purchase Price pursuant to Section 3.3(a)(ii);

(h) all of Seller’s personal computers and associated peripherals and all of Seller’s radio and telephone equipment;

(i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine;

(k) subject to Section 11.4(b)(iv), all data of Seller that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties;

(l) all audit rights of Seller arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer;

(m) all geophysical and other seismic and related technical data and information relating to the Assets which Seller may not disclose, assign or transfer under its existing agreements and licenses without making any additional payments or incurring any liabilities or obligations which Buyer has not agreed in writing to pay or incur;

(n) correspondence between Seller or any of its representatives and documents prepared or received by Seller or its Affiliates, in each case, with respect to any of the prospective purchasers or the transactions contemplated by this Agreement;

ANNEX I

(o) any offices, office leases and any personal property located in or on such offices or office leases (other than the Production Office and the office lease related thereto);

(p) any Hedge Contracts;

(q) any debt instruments of Seller;

(r) all of Seller’s personnel files and records;

(s) the monies held by Seller for which the Cash Purchase Price was adjusted pursuant to Section 3.3(b)(vi);

(t) any assets described in Section 2.1(g) or Section 2.1(h) that are not assignable; and

(u) any assets described on Exhibit C.

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Fee Minerals” shall have the meaning set forth in Section 2.1(d).

“Final Cash Purchase Price” shall have the meaning set forth in Section 3.7(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.7(a).

“GAAP” shall mean generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Governmental Bonds” shall have the meaning set forth in Section 6.3.

“Hazardous Substances” shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of Liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.

“Hedge Contract” shall mean any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” shall have the meaning set forth in Section 6.6.

ANNEX I

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Income Taxes” shall mean any income, franchise and similar Taxes.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean an amount equal to three percent (3%) of the Purchase Price.

“Indemnity Escrow” shall mean 5,225,989 Parent Shares.

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(e).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Standard Time) on the Closing Date.

“Knowledge” shall mean (a) with respect to Seller, the actual knowledge (without investigation) of the following Persons: Richard Lane, John Thaeler, Brian Rickmers, Mark Blumenshine, and Reese Mitchell; and (b) with respect to Buyer or Parent, the actual knowledge (without investigation) of the following Persons: Mike Moore, Aaron Gaydosik, Paul Heerwagen, and Lester Zitkus.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or Remediation.

“Lowest Market Price” shall have the meaning set forth in Section 3.1.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Assets taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall

ANNEX I

not include any material adverse effect resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide, to the extent that they do not disproportionately impact the Assets; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located, to the extent that they do not disproportionately impact the Assets; (e) acts of God, including hurricanes, tornados, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities to the extent they do not disproportionately impact the Assets; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in Laws and any interpretations thereof from and after the Execution Date to the extent that they do not disproportionately impact the Assets; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of Hydrocarbons; (l) changes in service costs generally applicable to the oil and gas industry in the United States; (m) strikes and labor disturbances; and (n) natural declines in well performance.

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Mineral Deed” shall mean the Mineral Deed pertaining to the Fee Minerals, substantially in the form attached as Exhibit E.

“Net Acres” shall mean, as computed separately with respect to each Section, in each case with respect to the applicable Target Formations set forth on Schedule 3.9 only, (i) the number of gross acres in the lands covered by such Section, multiplied by (ii) the undivided percentage interest in oil, gas and other minerals covered by such Section in such lands, multiplied by (iii) Seller’s portion of such undivided percentage interest that is burdened with the obligation to bear and pay costs and expenses.

“Net Revenue Interest” shall mean, with respect to each Well or Section set forth on Exhibit B or Schedule 3.9, as applicable (for a Well, limited to any currently producing formations and, for a Section, limited to the applicable Target Formations), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Section (for a Well, limited to any currently producing formations and, for a Section, limited to the applicable Target Formations), after giving effect to all Burdens.

“NORM” shall mean naturally occurring radioactive material.

“Operating Expenses” shall have the meaning set forth in Section 2.3.

“Overhead Costs” shall mean (a) with respect to those Assets that are operated by Seller and are burdened by an existing joint operating agreement covering such Assets, the amount representing Seller’s share of the overhead or general and administrative fee payable to the operator as set forth in the accounting procedures attached to such joint operating agreement,

ANNEX I

which amount is attributable to such Assets during the Interim Period, and (b) with respect to those Assets that are operated by Seller and are not burdened by an existing joint operating agreement, an amount equal to a portion of $15,300 per Well per month undergoing drilling or completion operations and $1,530 per producing Well per month attributable to such Assets during the Interim Period, in each case net to Seller’s interests in the relevant Asset.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent, as traded on the NASDAQ Global Select Market under the trading symbol “GPOR.”

“Parent Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect (a) to the financial condition, business or results of operations of Parent and its subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not include any material adverse effect resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any action or omission of Parent taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Seller; (iii) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which Parent’s assets are located, the United States or worldwide; (iv) changes in conditions or developments generally applicable to the oil and gas industry in the area where Parent’s assets are located; (v) acts of God, including hurricanes, tornados, storms or other naturally occurring events; (vi) acts or failures to act of Governmental Authorities; (vii) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (viii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (ix) a change in Laws and any interpretations thereof from and after the Execution Date; (x) any reclassification or recalculation of reserves in the ordinary course of business; (xi) changes in service costs generally applicable to the oil and gas industry in the United States; (xi) strikes and labor disturbances; and (xiii) natural declines in well performance; provided that in each case, the changes and effects described in clauses (iii) or (iv) of this definition do not disproportionately affect Parent’s assets, taken as a whole or (b) on the ability of Parent to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

“Parent SEC Reports” shall have the meaning set forth in Section 5.14.

“Parent Shares” shall have the meaning set forth in Section 3.1.

“Parent Stock Plan” shall mean Parent’s Amended and Restated 2005 Stock Incentive Plan and 2013 Restated Stock Incentive Plan.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Encumbrances” shall mean:

(a) the terms and conditions of all Leases and all Burdens if, throughout the productive life of the relevant Asset, the net cumulative effect of such Leases and Burdens (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Section set forth on Exhibit B or Schedule 3.9, as applicable, to an amount less than the Net

ANNEX I

Revenue Interest set forth on Exhibit B or Schedule 3.9, as applicable, for such Well or Section, (ii) does not obligate Seller to bear a Working Interest with respect to any Well set forth on Exhibit B in any amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest), and (iii) does not operate to reduce the Net Acres of Seller with respect to any Section set forth on Schedule 3.9 to an amount less than the Net Acres set forth on Schedule 3.9 for such Section;

(b) preferential rights to purchase and required consents to assignment and similar agreements;

(c) liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and set forth on Schedule 4.14;

(d) Customary Post-Closing Consents;

(e) conventional rights of reassignment upon intent to abandon;

(f) all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(g) rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;

(h) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

(i) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(j) liens created under Leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

ANNEX I

(k) any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(l) any matters expressly referenced and set forth on Exhibit A-1 and all litigation set forth in Schedule 4.7;

(m) mortgage liens burdening a lessor’s interest in the Assets, provided that no suit for the foreclosure thereof or exercise of remedies thereunder is pending or threatened;

(n) the terms and conditions of all Contracts (including the Applicable Contracts) if the net cumulative effect of such Contracts throughout the productive life of the relevant Asset (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Section set forth on Exhibit B or Schedule 3.9, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B or Schedule 3.9, as applicable, for such Well or Section, (ii) does not obligate Seller to bear a Working Interest with respect to any Well set forth on Exhibit B in any amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest), and (iii) does not operate to reduce the Net Acres of Seller with respect to any Section set forth on Schedule 3.9 to an amount less than the Net Acres set forth on Schedule 3.9 for such Section; and

(o) all other Encumbrances, instruments, obligations, defects and irregularities affecting the Assets that, individually or in the aggregate, throughout the productive life of the relevant Asset, (i) are not such as to materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) do not reduce the Net Revenue Interest of Seller with respect to any Well or Section set forth on Exhibit B or Schedule 3.9, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B or Schedule 3.9, as applicable, for such Well or Section, (iii) do not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest), and (iv) do not operate to reduce the Net Acres of Seller with respect to any Section set forth on Schedule 3.9 to an amount less than the Net Acres set forth on Schedule 3.9 for such Section.

“Person” shall mean any individual, firm, corporation, company, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(i).

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

ANNEX I

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.

“Production Office” shall have the meaning set forth in Section 2.1(f).

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in Section 2.1(l).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit I.

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including monitoring and reporting, to the extent but only to the extent required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of ten percent (10%)) of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition, plus any fines, penalties, charges and damages imposed by any Governmental Authority prior to the end of the Cure Period with respect to such Environmental Condition unless Seller has agreed with Buyer that Seller will bear such fines, penalties and damages.

“Required Pre-Closing Information” shall have the meaning set forth in Section 6.4.

“Retained Liabilities” shall have the meaning set forth in Section 13.2(h).

“Sections” shall have the meaning set forth in Section 11.1(b).

“Seismic Data” shall have the meaning set forth in Section 2.1(j).

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Seller Taxes” shall mean (a) all Income Taxes imposed by any applicable Law on Seller, (b) Asset Taxes allocable to Seller pursuant to Section 15.2 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of adjustments

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to the Cash Purchase Price made pursuant to Sections 3.3, 3.5 and 3.7, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(d)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets and (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time.

“Specified Representations” shall mean the representations and warranties in Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.14, 5.1, 5.2, 5.9, 5.10 and 5.11.

“Springer Shale Formation” shall mean the stratigraphic equivalent of the geological formation identified on the electric log of the Seller operated Turner Trust 2N5W #1-12H Well (API # 35137270570000 & located in Section 12, Township 2 North, Range 5 West, Stephens County, Oklahoma), with the top of the Springer Shale Formation found at the measured depth of 13,965’ and the base of the Springer Shale Formation (being the top of the Caney Shale) found at the measured depth of 15,540’, recognizing that the actual top and base depths will vary across the area where the Assets are located.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Surface Deed” shall mean the Surface Deed pertaining to the Surface Fee Interests, substantially in the form attached as Exhibit F.

“Surface Fee Interests” shall have the meaning set forth in Section 2.1(e).

“Survival Period” means the period of time commencing as of the Closing Date and ending at 5 p.m. Central Standard Time on the twelve (12) month anniversary thereof.

“Target Formations” shall mean the Woodford Shale Formation and the Springer Shale Formation.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, ad valorem, real property, personal property, transfer, sales, use, customs, duties, franchise, excise, withholding, severance, production, estimated or other tax, including any interest, penalty or addition thereto.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

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“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean, (a) with respect to each Well set forth on Exhibit B, any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller above that shown for such Well on Exhibit B, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Exhibit B or (ii) to decrease the Working Interest of Seller in any Well below that shown for such Well on Exhibit B, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown on Exhibit B; and (b) with respect to each Section shown on Schedule 3.9, or any other property included in the Assets, as applicable, as to the Target Formation, any right, circumstance or condition that operates to increase the Net Acres of Seller above that shown for such Section or other property shown on Schedule 3.9, if applicable.

“Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Wells set forth on Exhibit B, or the Sections set forth on Schedule 3.9, as of the Effective Time, without duplication; provided that the following shall not be considered Title Defects:

(a) defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Asset;

(b) defects based on a gap in Seller’s chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

(c) defects based upon the failure to record any federal, state or Indian Leases or any assignments of interests in such Leases in any applicable county records;

(d) defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings;

(f) defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents;

(g) defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, if such document is dated earlier

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than January 1, 1980, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease or Well;

(h) defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment);

(i) defects based solely on: (i) lack of information in Seller’s files; (ii) references to an unrecorded document(s) to which neither Seller nor any Affiliate is a party, if such document is dated earlier than January 1, 1960 and is not in Seller’s files, unless Buyer provides affirmative evidence such document results in another Person’s actual and superior claim of title to the relevant Lease or Well; or (iii) Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(j) defects or irregularities that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the use or ownership of the Assets, and that would customarily be waived by a prudent purchaser of oil and gas properties;

(k) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(l) defects that have been cured by applicable Laws of limitations or presumptions;

(m) defects or irregularities resulting from or related to probate proceedings or he lack thereof, which defects or irregularities have been outstanding for twenty (20) years or more;

(n) defects or irregularities resulting solely from or related solely to the failure to have recorded assignments of beneficial interests in Leases within working interest units created pursuant to operating agreements, but only to the extent that a Memorandum of Operating Agreement or similar document is filed of record sufficient to provide notice to Third Parties under applicable law; provided that Buyer agrees that Seller may cure any failure to have such a Memorandum or similar document filed by filing a stipulation of interest executed by Seller in the applicable county records (without, for the avoidance of doubt, the need to have such stipulation executed by any other party);

(o) defects to the extent affecting any depths other than the Target Formations; and

(p) defects or irregularities resulting from liens, production payments, or mortgages that have expired by their own terms.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

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“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Title Indemnity Agreement” shall have the meaning set forth in Section 11.2(d)(ii).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(f).

“Transition Services Agreement” shall mean the Transition Services Agreement pertaining to the Assets referenced in Section 6.9.

“Units” shall have the meaning set forth in Section 2.1(b).

“VWAP Price” shall mean $26.55.

“Wells” shall have the meaning set forth in Section 2.1(c).

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Woodford Shale Formation” shall mean the stratigraphic equivalent of the geological formation identified on the electric log of the Seller operated Turner Trust 2N5W #1-12H Well (API # 35137270570000 & located in Section 12, Township 2 North, Range 5 West, Stephens County, Oklahoma), with the top of the Woodford Shale Formation found at the measured depth of 15,965’ and the base of the Woodford Shale Formation (being the top of the Hunton Limestone) found at the measured depth of 16,411’, recognizing that the actual top and base depths will vary across the area where the Assets are located.

“Working Interest” shall mean, with respect to any Well set forth on Exhibit B (limited to any currently producing formations), the interest in and to such currently producing formations for such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such currently producing formations for such Well, but without regard to the effect of any Burdens.

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